Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

AID HOLDINGS, LLC,

AID MERGER SUB, LLC

and

ASSISTED LIVING CONCEPTS, INC.

dated as of

February 25, 2013

TABLE OF CONTENTS

i

ii

iii

INDEX OF DEFINED TERMS

Defined Term	Section

2012 Company 10-K	7.1(j)

Acquisition Proposal	8.16(a)

Affiliates	8.16(b)

Agreement	Preamble

Articles of Merger	1.3

Book-Entry Shares	8.16(c)

Business Day	8.16(d)

Capitalization Date	3.4

Certificate of Merger	1.3

Certificates	8.16(e)

Change in Recommendation	5.5(c)

Class A Common Stock	1.8(a)

Class A Merger Consideration	1.8(a)

Class B Common Stock	1.8(b)

Class B Merger Consideration	1.8(b)

Closing	1.2

Closing Date	1.2

Code	1.9(c)

Company	Preamble

Company Acquisition Agreement	5.5(a)

Company Board	Recitals

Company Common Stock	1.8(b)

Company Contract	3.18(a)

Company Disclosure Letter	Article 3

Company Group	7.3(g)

Company Permits	3.11

Company SEC Reports	3.6(a)

Company Stockholder Approvals	3.2

Company Stockholders Meeting	5.2(b)

Company Stock Plan	1.9(a)

Company Tandem Options/SARs	1.9(a)

Company Tandem Options/SARs Consideration	1.9(a)

Company Termination Fee	7.3(b)

Confidentiality Agreement	5.13

Contract	3.3(a)

DLLCA	1.3

Dissenting Shares	2.9

DOJ	5.4(c)

Effective Time	1.3

Employee Benefit Plan Company SEC Reports	3.17(j)

Employee Benefit Plans	3.17(a)

Environmental Laws	8.16(f)

ERISA	3.17(b)

ERISA Affiliate	3.17(e)

Exchange Act	3.3(b)

Excluded Class A Holder	8.16(g)

Existing D&O Policies	5.8(b)

Existing Plans	5.9(a)

Expense Reimbursement	7.3(a)

Facility	8.16(h)

Financing	4.4(b)

Financing Letter	4.4(b)

Financing Sources	5.7(a)(i)

FTC	5.4(c)

GAAP	3.6(b)

Governmental Entity	3.3(b)

GT Report	7.1(j)

Guarantor	Recitals

Guaranty	Recitals

Hazardous Substance	8.16(i)

Holdco	4.7

HSR Act	3.3(b)

Improvements	3.13(d)

Indemnified Parties	5.8(a)

Intellectual Property Rights	8.16(j)

IRS	3.17(c)

Law	3.3(a)

Leased Real Property	3.13(a)

Lien	8.16(k)

Management Agreement	8.16(l)

Material Adverse Effect	8.16(m)

Material Parent Healthcare Permits	8.16(n)

Merger	Recitals

Merger Consideration	8.16(o)

Merger Sub	Preamble

NRS	8.16(p)

Occupancy Agreements	8.16(q)

Order	3.3(a)

Owned Real Property	3.13(a)

Parent	Preamble

Parent Group	7.3(g)

Parent Healthcare Permits	8.16(r)

Parent Material Adverse Effect	8.16(s)

Parent Termination Fee	7.3(c)

Paying Agent	2.1

Permitted Liens	3.13(h)

Person	8.16(t)

Preferred Stock	3.4

Proposed Debt Financing	5.7(a)

Proxy Statement	5.2(a)

Real Estate Lease Documents	3.13(a)

Real Property	3.13(a)

Recommendation	3.21

Regulatory Law	8.16(u)

Representatives	5.5(a)

Required Opinion	8.16(v)

Requisite Stockholder Approval	3.2

SEC	3.6(a)

Securities Act	3.6(a)

Solvent	4.8

Special Committee	Recitals

Specified Indebtedness	8.16(w)

Subsidiary	8.16(x)

Superior Proposal	8.16(y)

Surviving Corporation	1.1

Takeover Statutes	5.5(a)

Taxes	8.16(z)

Tax Return	8.16(aa)

Termination Date	7.1(b)

Third Party Occupancy Agreement	3.13(b)(ii)(B)

Transaction Litigation	5.4(e)

Unaffiliated Stockholder Approval	3.2

Voting Agreement	Recitals

WARN Act	3.19(c)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 25, 2013 by and among Aid Holdings, LLC, a Delaware limited liability company (“Parent”), Aid Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Assisted Living Concepts, Inc., a Nevada corporation (“Company”).  Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 8.16.

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of Company (the “Company Board”) and the Company Board (acting upon the affirmative recommendation of the Special Committee) have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the sole member of Parent and the sole member of Merger Sub have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Company to enter into this Agreement, the Guarantor (as defined in the Guaranty) (the “Guarantor”) is entering into a guaranty in favor of Company (the “Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing the payment obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Thornridge Holdings Limited is entering into a voting agreement with Parent (the “Voting Agreement”), pursuant to which, Thornridge Holdings Limited is agreeing to vote all of the shares of Company Common Stock owned by it in favor of the Requisite Stockholder Approval at the Company Stockholders Meeting; and

WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.1.   The Merger.  Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the NRS, whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation (the “Surviving Corporation”).

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are intended to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), or such other time and date as Parent and Company shall agree in writing, unless this Agreement has theretofore been terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”).  The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 or such other place as Parent and Company shall agree.

Section 1.3.  Effective Time.  At the Closing, Company and Merger Sub shall (i) cause the articles of merger (the “Articles of Merger”), in such form as is required by the NRS, to be executed, acknowledged and filed with the Secretary of State of the State of Nevada and make all other filings or recordings required by the NRS in connection with the Merger and (ii) cause the certificate of merger (the “Certificate of Merger”), in such form as is required by the Delaware Limited Liability Company Act (the “DLLCA”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DLLCA in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Merger Sub and Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the DLLCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the real estate, other property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.  Articles of Incorporation.  Subject to Section 92A.250 of the NRS or any other provision of applicable Law, the Amended and Restated Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in a form to be reasonably agreed by Parent and Company, and the Amended and Restated Articles of Incorporation of Company, as so amended, shall at the Effective Time be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6.   Bylaws.  The Amended and Restated Bylaws of Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in a form to be reasonably agreed by Parent and Company, and the Amended and Restated Bylaws of Company, as so amended, shall at the Effective Time be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the Surviving Corporation and applicable Law.

Section 1.7.  Officers and Directors.  The officers of Company immediately prior to the Effective Time shall at the Effective Time be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of such persons designated in writing by Parent prior to the Effective Time to be the board of directors of the Surviving Corporation, to serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)           Each share of Class A common stock, $0.01 par value per share, of Company (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(d)) shall be converted into the right to receive cash in the amount of $12.00, without interest (the “Class A Merger Consideration”).

(b)           Each share of Class B common stock, $0.01 par value per share, of Company (“Class B Common Stock” and, collectively with the Class A Common Stock, “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(d) and Dissenting Shares as provided in Section 2.9) shall be converted into the right to receive cash in the amount of $12.90, without interest (the “Class B Merger Consideration”).

(c)           Except as provided in Section 1.8(d) or Section 2.9, as of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Shares that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise contemplated by this Agreement or applicable Law.

(d)           Any shares of Company Common Stock held in the treasury of Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e)           Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.9.  Company Tandem Stock Options/Stock Appreciation Rights.

(a)           Company shall cause all tandem stock options/stock appreciation rights outstanding immediately prior to the Effective Time (“Company Tandem Options/SARs”) and granted under Company’s 2006 Omnibus Incentive Compensation Plan (the “Company Stock Plan”), whether or not then exercisable or vested, to be automatically cancelled and cease to represent, as of the Effective Time, a right to acquire shares of Class A Common Stock or a right to receive a cash payment measured by the value of Class A Common Stock in accordance with the terms of the Company Stock Plan and the applicable award agreements thereunder (or a combination of shares and cash) and to then be converted, in full settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Class A Merger Consideration over (B) the exercise price per share of the Class A Common Stock subject to such Company Tandem Option/SAR, multiplied by (ii) the number of shares of Class A Common Stock subject to such Company Tandem Option/SAR immediately prior to the Effective Time (the aggregate amount of such cash payable to holders of all Company Tandem Options/SARs, the “Company Tandem Options/SARs Consideration”).  Prior to the Effective Time, Company shall take all actions necessary and appropriate to effectuate this Section 1.9(a).

(b)           Prior to the Effective Time, Company shall take all actions necessary so that the Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Class A Common Stock (including stock appreciation rights, restricted stock units, deferred stock units and dividend equivalents), shall be canceled, effective as of the Effective Time, without any liability on the part of Company (except as otherwise contemplated by this Agreement).

(c)           Immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with Company (as the Surviving Corporation) cash in U.S. dollars sufficient to pay the Company Tandem Options/SARs Consideration.  Promptly, and in no event later than four (4) Business Days, after the Effective Time, the Surviving Corporation shall pay to each holder of Company Tandem Options/SARs the cash payments specified in this Section 1.9.  No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9.  To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.9 to any holder of Company Tandem Options/SARs under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Tandem Options/SARs in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 1.10.   Certain Adjustments.  If, between the date of this Agreement and the Effective Time (but subject to compliance with the terms of this Agreement, including Section 5.1(c) and Section 5.1(d)), (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Tandem Options/SARs) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2
CONVERSION OF SHARES

Section 2.1.  Paying Agent.  At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that, at the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the holders of record of Company Common Stock cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and this Article 2.

Section 2.2.  Payment Procedures.  Promptly, but in no event later than three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates to the Paying Agent or upon adherence to the procedures for Book-Entry Shares set forth in the letter of transmittal) and (b) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (with such letter of transmittal being reasonably acceptable to Company prior to the Effective Time).  Upon surrender to the Paying Agent or to such other agent or agents as Parent may appoint of Certificates or an “agent’s message” in respect of Book-Entry Shares, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Company Common Stock shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate and Book-Entry Shares so surrendered shall forthwith be canceled.  No interest shall be paid or accrue on the Merger Consideration.  If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be payable to the Person in whose name such Book-Entry Shares are registered.

Section 2.3.  Undistributed Merger Consideration.  Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent or any successor thereof, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent or any successor thereof (subject to applicable abandoned property, escheat or similar Laws) for the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and this Article 2.

Section 2.4.  No Liability.  None of Parent, Merger Sub, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5.  Investment of Merger Consideration.  The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis; provided that (a) any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months and (b) no gain or loss on such investments shall affect the amounts payable to holders of Company Common Stock pursuant to Section 1.8 and this Article 2.  To the extent that there are losses with respect to such investments, or the funds made available to the Paying Agent pursuant to Section 2.1 diminish for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the funds lost through such investments or other events so as to ensure that the funds available to the Paying Agent are at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

Section 2.6.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7.  Withholding Rights.  To the extent that the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

Section 2.8.  Stock Transfer Books.  The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration or transfers of shares of Company Common Stock thereafter on the records of Company.  At or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be cancelled and converted into the right to receive the Merger Consideration, without any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.9.  Dissenting Shares.  Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the NRS, shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who did not vote any of such shares of Class B Common Stock in favor of the Requisite Stockholder Approval and who has otherwise properly exercised his, her or its dissenters’ rights in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right to receive such cash consideration as determined to be due to such holder as provided in the NRS.  If, however, such holder waives or withdraws his, her or its exercise of dissenters’ rights or fails to perfect or otherwise loses his, her or its dissenters’ rights, in any case, pursuant to the NRS, then such holder’s shares of Class B Common Stock shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.8(b), without any interest thereon, upon surrender of the Certificates or Book-Entry Shares representing such shares.  Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that is not distributed to holders of shares of Class B Common Stock pursuant to the other provisions of this Article 2 because such holders properly exercised and perfected their dissenters’ rights with respect thereto in accordance with the NRS may be returned to Parent or its designee or paid to the holders of such Dissenting Shares, in each case, upon written instructions from Parent to the Paying Agent.  Company shall (i) give Parent prompt notice of any notices or demands for fair value or any withdrawals of any such demands received by Company, (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in Company SEC Reports filed after December 31, 2010 and prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports solely under the heading “Risk Factors” or “Forward-Looking Statements and Cautionary Factors” and any other disclosures that are cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Company to Parent concurrently with the execution and delivery of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Article 3, as an exception to one or more representations or warranties contained in this Article 3 or in response to one or more of Company’s covenants contained in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the mere inclusion of an item in such letter the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Article 3, as an exception to one or more representations or warranties contained in this Article 3 or in response to one or more of Company’s covenants contained in this Agreement shall not be deemed or construed as an admission that such item represents a material fact, event or circumstance or a material exception to a representation, warranty or covenant or that such item, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or be deemed or construed to establish any standard of materiality or Material Adverse Effect) (the “Company Disclosure Letter”), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.   Organization and Qualification.  Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation and Company and each of its Subsidiaries has full corporate or other power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted.  Each of the Subsidiaries of Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Company and the articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of Company, including any amendments thereto, have been made available by Company to Parent and such copies are correct and complete copies of such instruments as presently in effect.

Section 3.2.  Authorization; Board Approval.  Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the affirmative vote of (a) holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class (with each share of Class A Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes) (the “Requisite Stockholder Approval”), and (b) holders of a majority of the voting power of the outstanding shares of Class A Common Stock not owned, directly or indirectly, by any Excluded Class A Holder, voting as a single, separate class (the “Unaffiliated Stockholder Approval” and, together with the Requisite Stockholder Approval, the “Company Stockholder Approvals”), in the case of each of clauses (a) and (b) in accordance with the NRS and Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the Company Stockholder Approvals.  Except as contemplated by Section 2.9 or as a result of a change in applicable Law after the date of this Agreement, no holders of shares of capital stock of Company are entitled to dissenters’ or similar rights under the NRS or Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in connection with the Merger or the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 3.3.  No Violation.

(a)           The execution, delivery and performance of this Agreement by Company do not, and the consummation of the Merger and the other transactions contemplated hereby by Company will not, result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any material assets of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or comparable organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications referred to in Section 3.3(b), (A) any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which their respective owned properties or assets are bound, (B) any judgment, injunction, ruling, order or decree (each, an “Order”) applicable to Company or any of its Subsidiaries or their respective owned properties or assets, (C) any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity, including any state or local laws applicable to the licensure and operation of the Facilities, or any rule or regulation of the New York Stock Exchange (each, a “Law”) applicable to Company or any of its Subsidiaries or (D) any Company Permit, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (each, a “Governmental Entity”) or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby by Company, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other Regulatory Laws, if applicable, (ii) the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the NRS with respect to the filing of the Articles of Merger, (iv) the DLLCA with respect to the filing of the Certificate of Merger, (v) any filings or notifications required to be made with any Governmental Entity with respect to any Company Permits, which in the case of the material Company Permits are set forth in Section 3.3(b)(v) of the Company Disclosure Letter and (vi) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications the failure of which to make or obtain, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.4.  Capitalization.  The authorized capital stock of Company consists entirely of 160,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which, as of February 21, 2013 (the “Capitalization Date”), 20,073,025 shares of Class A Common Stock are issued and outstanding, 2,897,516 shares of Class B Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.  As of the Capitalization Date, there were Company Tandem Options/SARs outstanding representing the right to acquire up to an aggregate of 636,166 shares of Class A Common Stock under the Company Stock Plan.  Except as set forth in this Section 3.4 and for changes since the Capitalization Date resulting from the exercise of Company Tandem Options/SARs outstanding on such date in accordance with their terms, as of the date of this Agreement, there are no (A) shares of capital stock or other equity or voting securities of Company issued or reserved for issuance, other than the shares of Class A Common Stock reserved for issuance under the Company Stock Plan and upon conversion of the Class B Common Stock, (B) securities of Company convertible into or exchangeable for shares of capital stock or other voting securities of Company, other than the Class B Common Stock, (C) options, warrants, preemptive rights or other rights to acquire from Company any capital stock or other voting securities of Company or any securities that are convertible into or exchangeable for any capital stock or other equity or voting securities of Company or obligations of Company that are based on the price of any capital stock or other securities of Company or (D) Contracts of Company or any Subsidiary of Company relating to the issuance, sale, transfer, voting, registration, repurchase or redemption of, or dividends on, any such capital stock or other equity or voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 3.5.  Subsidiaries.  Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of all of its Subsidiaries, free and clear of all Liens, except Permitted Liens.  All capital stock or other equity interests of each Subsidiary of Company are validly issued, fully paid and nonassessable.  There are no (a) securities of any Subsidiary of Company convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary of Company, (b) options, warrants, preemptive rights or other rights to acquire from any Subsidiary of Company any capital stock or other voting securities of any Subsidiary of Company or obligations of any Subsidiary of Company that are based on the price of any capital stock or other securities of any Subsidiary of Company or (c) Contracts of any Subsidiary of Company relating to the issuance, sale, transfer, voting, registration, repurchase or redemption of, or dividends on, any such capital stock or other equity or voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights.  Section 3.5 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each Subsidiary of Company, including for each such Subsidiary its jurisdiction of incorporation or organization, the respective owners of its equity interests and the percentage of such equity interests owned by each such owner.  Except for equity interests in Subsidiaries of Company, Company and its Subsidiaries do not own, directly or indirectly, any capital stock or other security of, or equity interest or joint venture interest in, any other Person.

Section 3.6.  Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)           Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2010 (such documents, including all exhibits thereto and information incorporated by reference therein, and any documents filed with the SEC since December 31, 2010 on a voluntary basis, the “Company SEC Reports”).  None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All of the Company SEC Reports, as of their respective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.  No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC.  As of the date of this Agreement, (i) to the knowledge of Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.  Correct and complete copies of any material written correspondence between the SEC and Company since December 31, 2010 have been made available to Parent.

(b)           Each of the financial statements of Company included in or incorporated by reference into the Company SEC Reports, as of the respective dates of such Company SEC Reports (or, if such Company SEC Reports were amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods and the dates indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein (except, in the case of unaudited statements, as permitted under the Exchange Act and subject to normal year-end audit adjustments).

(c)           Neither Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved against on a consolidated balance sheet of Company prepared in accordance with GAAP, except liabilities and obligations (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Company and its Subsidiaries as of September 30, 2012 (including the notes thereto) included in Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, (ii) incurred after September 30, 2012 in the ordinary course of business, (iii) incurred by Company in connection with the transactions contemplated by this Agreement or (iv) incurred after September 30, 2012 that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  None of Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) that would be required to be disclosed under Item 303 of Regulation S-K promulgated under the Securities Act, nor are there any Contracts to enter into any such arrangements.

(d)           Company has implemented and maintains a system of internal control over financial reporting (as required by and within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP.  The management of Company has implemented and maintains disclosure controls and procedures (as required by and within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Company in the Company SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  The management of Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.7.  Proxy Statement.  The Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, when filed by Company with the SEC and when first mailed to the stockholders of Company, comply in all material respects with the applicable provisions of the Exchange Act.  Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 3.8.  Absence of Certain Changes.  From December 31, 2011 until the date of this Agreement, there has not been (a) any change, effect, event, fact, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, except regular quarterly cash dividends in accordance with customary practice, or any redemption or other acquisition by Company of any Company Common Stock, (c) any grant by Company or any of its Subsidiaries of a material increase in the compensation of an executive officer (as set forth in Company’s latest Annual Report on Form 10-K), except as required under employment agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, (d) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, (e) any grant by Company or any of its Subsidiaries of any material increase in severance or termination pay to any executive officer, except as required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, or (f) any change in accounting methods, principles or practices by Company or any of its Subsidiaries materially affecting the assets, liabilities or business of Company and its Subsidiaries, taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Law.

Section 3.9.  Litigation.  There is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending before or by any Governmental Entity or arbitrator or, to the knowledge of Company, threatened against Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10.  Laws and Orders.  Company and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all Laws (including the Americans with Disabilities Act and all similar state and local laws) and Orders to which they or any of their respective assets or properties (including the Facilities) are subject, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Company and its Subsidiaries have not received since January 1, 2011 notice of any material violation or alleged violation of any Laws or Orders.  All material reports, registrations and returns required to be filed by Company and its Subsidiaries with any Governmental Entity since January 1, 2009 (other than the Company SEC Reports) have been filed and were correct and complete in all material respects when filed.

Section 3.11.  Licenses and Permits.  Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certificates of occupancy, certifications, accreditations and consents of all Governmental Entities (collectively, the “Company Permits”) that are necessary or required for the lawful conduct of its business as currently conducted by it, except for failures to have any Company Permits that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2011, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Entity to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without notice or lapse of time, or both, has resulted in, or would reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.12.  Regulatory Matters.

(a)           Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all reports of non-compliance received by Company or any of its Subsidiaries from any Governmental Entity with respect to any Facility since January 1, 2011 that impose sanctions on Company or any of its Subsidiaries that are material to Company and its Subsidiaries, taken as a whole.

(b)           Section 3.12(b)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Facility, (A) the number of licensed units at such Facility and (B) the minimum number of units required to be licensed pursuant to any Real Estate Lease Document with respect to such Facility, if applicable.  Company has not granted to any third party the right to reduce the licensed capacity of any Facility or the right to apply for approval to move any or all of the beds or units in any Facility to any other location.  Section 3.12(b)(ii) of the Company Disclosure Letter sets forth, for the calendar year ended December 31, 2011, the calendar year ended December 31, 2012 and the month ended January 31, 2013, with respect to each Facility, the average number of rented units at such Facility during such period (subject to de minimis variations in each such number).

(c)           No Facility is a participant in, or subject to a current provider agreement with any payor under, any third party payor program.

(d)           Company has made available to Parent a correct and complete copy of each form of Occupancy Agreement used by Company and its Subsidiaries as of the date hereof for general use in connection with the Facilities.

Section 3.13.  Property; Title; Liens.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all of the real property owned by Company and its Subsidiaries (the “Owned Real Property”) and all of the real property that is leased by Company and its Subsidiaries (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), including with respect to each Real Property, (i) the name of the Facility located thereon, if applicable, (ii) the street address, city, state and zip code of such Real Property and (iii) the fee owner or lessor, as applicable.  Company has made available to Parent correct and complete copies of all leases and subleases pursuant to which Company or any of its Subsidiaries lease from a non-Affiliate thereof the Leased Real Property (the “Real Estate Lease Documents”).

(b)           Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Real Property:

(i)           if undeveloped Real Property, whether or not there is a present intent by Company or any of its Subsidiaries to develop a Facility thereon;

(ii)           which, if any, Facility located on such Real Property is (A) closed for operation or (B) to the knowledge of Company, leased or subleased by Company or any of its Subsidiaries to a non-Affiliate thereof pursuant to which such non-Affiliate provides healthcare services to residents of such Facility (each such lease or sublease, a “Third Party Occupancy Agreement”);

(iii)           whether such Real Property is subject to (A) any financing from the U.S. Department of Housing and Urban Development to Company and its Subsidiaries or (B) any financing which requires the consent of a lender to Company and its Subsidiaries for the entry into this Agreement or the consummation of the transactions contemplated hereby; and

(iv)           a description of any purchase option, right of first refusal, right of first opportunity or other purchase rights granted to Company and its Subsidiaries with respect to any such Real Property.

Company has made available to Parent correct and complete copies of all Third Party Occupancy Agreements.

(c)           The Real Property constitutes all interests in real property used or held for use as of the date of this Agreement by Company or its Subsidiaries in connection with the operation of the Facilities.

(d)           To the knowledge of Company, there are no structural, mechanical or other defects affecting any Real Property or the buildings, structures, fixtures, systems or improvements thereon (the “Improvements”) (including inadequacy for normal use of mechanical, electrical, heating, air conditioning, drainage, sewer, water or plumbing systems) that would reasonably be expected to materially interfere with the use, occupancy or operation thereof by Company and its Subsidiaries, reasonable wear and tear excepted.

(e)           Company has made available to Parent, with respect to each Facility, for the fiscal year ended December 31, 2013 through the fiscal year ended December 31, 2022, Company’s annual budget, as of the date of this Agreement, for capital expenditures in the following categories: roof, parking, sprinkler, domestic and exterior.

(f)           There are no Contracts or options to sell the Owned Real Property or any portion of the Owned Real Property which have been executed by Company or its Subsidiaries.

(g)           There is no action or proceeding instituted or pending or, to the knowledge of Company, threatened for eminent domain or for condemnation of any Real Property.

(h)           Each of Company and its Subsidiaries has good and marketable fee title to the Owned Real Property, a valid and subsisting leasehold interest in the Leased Real Property (as provided in the applicable Real Estate Lease Document), and good and marketable title to all of the material tangible personal assets owned by it, in each case, free and clear of any Liens other than (i) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) Liens as reflected in title or other public records relating to Owned Real Property or Leased Real Property, (iii) Liens arising or created by municipal and zoning ordinances, (iv) Liens arising out of work performed, services provided or materials delivered that are not reflected in the public records and that arise in the ordinary course of business, (v) rights of parties in possession, including residents, beauticians and physical therapists, pursuant to Contracts entered into by Company or any of its Subsidiaries in the ordinary course of business and (vi) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the present use, of the properties or assets subject thereto (collectively, clauses (i) through (vi), the “Permitted Liens”).

(i)           All material tangible personal assets owned by Company or its Subsidiaries are, to the knowledge of Company, in good operating condition and repair, reasonable wear and tear excepted.

(j)           To the knowledge of Company, neither Company nor any of its Subsidiaries is required to lease or reserve any unit or bedroom in any Facility as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing Contract, Company Permit or Law, other than Laws prohibiting the discrimination against residents based on their payor status.

(k)           Other than in connection with the transactions contemplated by this Agreement, there is not pending or, to the knowledge of Company, contemplated, any reassessment of any parcel included in the Real Property that, to the knowledge of Company, would reasonably be expected to result in a material change in the Taxes, assessments, rent, additional rent or other sums and charges payable under any Contract to which Company or any Subsidiary is a party relating to the Real Property.  There are no public improvements in progress or, to the knowledge of Company, proposed, that, to the knowledge of Company, would reasonably be expected to result in material special assessments against any of the Real Property.

Section 3.14  Tax Matters.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes, Tax Returns and Tax Laws (except for those representations and warranties in Section 3.17 relating to Tax Laws).  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a)           Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were correct and complete when filed (after giving effect to any amendments thereto).  Company and its Subsidiaries have timely paid or adequately accrued all Taxes shown due and owing by Company and the applicable Subsidiary of Company on such Tax Returns, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the balance sheet by Company or the applicable Subsidiary of Company.  Company and its Subsidiaries have complied with all Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3111 and 3402 of the Code or any similar provision of Law, as applicable).  No extensions of time to file any material Tax Return are pending.

(b)           As of the date of this Agreement, (i) there is no audit, examination, deficiency, proposed adjustment or administrative or judicial Tax proceeding pending or, to the knowledge of Company, threatened in writing with respect to any Taxes of Company or any of its Subsidiaries and (ii) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.  There is no power of attorney given by or binding upon Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(c)           Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or a wholly-owned Subsidiary of Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract (whether written or oral) to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person (other than Company and its Subsidiaries).

(d)           There are no liens for Taxes on any of the assets of Company or any of its Subsidiaries except for liens for Taxes not yet due and payable.

(e)           Neither Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(f)           Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.15.  Environmental Matters.  (a) The Company and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all Environmental Laws, (b) each of Company and its Subsidiaries has all Company Permits required under Environmental Laws for the lawful conduct of its business as currently conducted by it and (c) neither Company nor any of its Subsidiaries (i) is violating any such Company Permit, (ii) is the subject of any investigation, notice of violation, enforcement action or other legal proceeding pending or, to the knowledge of Company, threatened in writing with respect to, or has received since January 1, 2011 any written notice alleging that Company or any of its Subsidiaries is legally responsible for, (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Real Property or any other properties, (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Real Property or any other properties or (C) any actual or potential liability for non-compliance with Environmental Laws or (iii) is conducting any cleanup pursuant to Environmental Laws of any Hazardous Substances at any of Company’s or any of its Subsidiaries’ Real Property, except, in the case of clauses (a), (b) and (c), for any matter that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.15 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Hazardous Substances and Environmental Laws.

Section 3.16.  Intellectual Property.

(a)           To conduct the business of Company and its Subsidiaries in all material respects as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or have a license to use, except for such Intellectual Property Rights the failure by Company to own or license, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Company has no knowledge of any infringement, misappropriation or other violation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The conduct of the businesses of Company and its Subsidiaries as currently conducted does not, and as conducted since January 1, 2011 did not, infringe on, misappropriate or otherwise violate any Intellectual Property Rights of others, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no claim of infringement, misappropriation or other violation of any Intellectual Property Rights of others pending or, to the knowledge of Company, threatened in writing against Company or any of its Subsidiaries.

(c)           Company and its Subsidiaries are, and since January 1, 2011, have been in compliance with all applicable Laws and rules, policies, and procedures of Company relating to privacy, data protection and the collection and use of personal information collected, used or held for use by Company or any of its Subsidiaries, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  There is no claim pending before or by any Governmental Entity or arbitrator or, to the knowledge of Company, threatened against Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.17.  Employee Benefits.

(a)           Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.17 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to ERISA and Employee Benefit Plans and multiemployer plans.

(b)           Section 3.17(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all material Employee Benefit Plans; provided, however, that the Company Disclosure Letter does not include Employee Benefit Plans that Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction.  “Employee Benefit Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or compensation Contracts, arrangements, plans and perquisite programs that are maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, for current or former directors or employees (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries.

(c)           Company has made available to Parent copies of: (i) all material documents setting forth the terms of each material Employee Benefit Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan, (iii) the most recent actuarial reports (if applicable) for all Employee Benefit Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan, (v) all material Contracts relating to each material Employee Benefit Plan, including administrative service agreements and group insurance contracts, (vi) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(d)           All Employee Benefit Plans have been administered in accordance with their terms and in compliance with applicable Law, including ERISA and the Code, except for instances of noncompliance where the failure to so administer or comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e)           Since November 10, 2006, none of Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) has (i) withdrawn from a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, for which any withdrawal liability has not been satisfied in full or (ii) engaged in any transaction that is subject to Section 4069 of ERISA.  None of Company, any of its Subsidiaries or any ERISA Affiliate is a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or any multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

(f)           None of Company, any of its Subsidiaries or any ERISA Affiliate has received notice from the Pension Benefit Guaranty Corporation of any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.  No Employee Benefit Plan is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of Company, no circumstances exist that would reasonably be expected to result in any such liability.  No “reportable event” (as defined in Section 4043 of ERISA) has occurred within the last six (6) years with respect to any Employee Benefit Plan for which a waiver was not available or with respect to which a filing was not made.  No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code).

(g)           The IRS has issued a currently effective favorable determination letter or, with respect to any Employee Benefit Plan utilizing a prototype document, an opinion letter that may be relied on by such plan with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code.  No such determination letter or opinion letter has been revoked nor, to the knowledge of Company, has revocation been threatened (in writing), and no such Employee Benefit Plan has been amended since the date of its most recent determination letter, opinion letter or application therefor in such a manner that would materially adversely affect its qualification.

(h)           No material proceeding is pending or, to the knowledge of Company, threatened against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any assets of any trust of any Employee Benefit Plan or, to the knowledge of Company, any trustee or fiduciary of any Employee Benefit Plan.

(i)           Except as set forth in this Agreement, the consummation of the Merger alone, or in combination with any other event, will not (i) entitle any employee, officer, director or service provider of Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay, unemployment compensation, termination pay or other material compensation (cash or otherwise) under any Employee Benefit Plan or (ii) accelerate the time of payment or vesting or materially increase the amount of compensation or benefits due to any such employee, officer, director or service provider or their beneficiaries under any Employee Benefit Plan.  No amount that could be received as a result of the consummation of the Merger by an employee, officer, director or service provider of Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(j)           Neither Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code.  Company has filed all Company SEC Reports required to be filed with respect to any Employee Benefit Plans or multiemployer plans (the “Employee Benefit Plan Company SEC Reports”).  None of the Employee Benefit Plan Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All of the Employee Benefit Plan Company SEC Reports, as of their respective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

(k)           Each of the financial statements of Company containing information relating to Employee Benefit Plans or multiemployer plans included in or incorporated by reference into the Company SEC Reports, as of the respective dates of such Company SEC Reports (or, if such Company SEC Reports were amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and were prepared in accordance with GAAP applied on a consistent basis during the periods and the dates indicated (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted under the Exchange Act and subject to normal year-end audit adjustments).

Section 3.18.  Certain Contracts.

(a)           Except for this Agreement, Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Contract (each Contract described below in this Section 3.18(a), a “Company Contract”) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound that:

(i)           involves or would reasonably be expected to involve, over a period of one year or less, either aggregate payments by Company or its Subsidiaries in excess of $1,000,000 or aggregate payments to Company or its Subsidiaries in excess of $1,000,000 as of the date of this Agreement (excluding purchase orders in the ordinary course of business);

(ii)           involves (A) any indebtedness for borrowed money owing to, or any guaranty of obligations of, any Person (other than Company or any of its Subsidiaries), including any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facility or any agreement evidencing financial hedging or similar trading activities, or (B) the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);

(iii)           is required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(iv)           (A) by its terms, restricts the conduct by Company or any of its Subsidiaries in any line of business or geographic area (including pursuant to any standstill, non-competition, non-solicitation or exclusivity provisions) and (B) is material to Company and its Subsidiaries, taken as a whole, or that, after the Closing, would restrict Parent or any of its Affiliates, other than Company or its Subsidiaries;

(v)           provides for “most favored nation” or similar rights in favor of any Person (other than Company or any of its Subsidiaries);

(vi)           provides for the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of or lease any material asset or any Owned Real Property of Company or any other Person;

(vii)           is an acquisition Contract pursuant to which Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to exceed $250,000;

(viii)           is a material settlement, conciliation or similar agreement (A) pursuant to which Company has an outstanding obligation to pay consideration in excess of $250,000 as of the date of this Agreement or (B) that materially limits the operations of Company and its Subsidiaries (or Parent or any of its Affiliates, other than Company or its Subsidiaries, after the Closing);

(ix)           is a material Contract providing for the license by or to Company or any of its Subsidiaries of Intellectual Property Rights (other than readily commercially available software);

(x)           is a Management Agreement, joint venture agreement or Real Estate Lease Document;

(xi)           obligates Company or any of its Subsidiaries to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $50,000 individually (or $1,000,000 in the aggregate with other such Contracts) and that is not terminable by Company or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to Company or its Subsidiaries;

(xii)           except for Company Permits, (A) is with any Governmental Entity (including the secretary, administrator or other official thereof) or relates to any program operated by a Governmental Entity and (B) is material to Company and its Subsidiaries, taken as a whole;

(xiii)           except for any Employee Benefit Plan, is with any Affiliate (other than Company or any of its Subsidiaries), director, manager or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer; or

(xiv)           is a Contract pursuant to which Company, any Subsidiary of Company or any Affiliate of Company provides any element of care or services to residents of a Facility where such provider is not the licensed operator of such Facility.

(b)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company Contracts is in full force and effect and is a valid and legally binding obligation of Company and its Subsidiaries to the extent party thereto and, to the knowledge of Company, each other party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles; (ii) each of Company and its Subsidiaries and, to the knowledge of Company, each other Person party thereto has performed all of its obligations required to be performed by it under each Company Contract; (iii) neither Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time, or both, will constitute, a breach or a default on the part of Company or any of its Subsidiaries under any Company Contract; and (iv) no party to any of the Company Contracts has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any dispute with respect to any Company Contract.

(c)           Company has made available to Parent a correct and complete copy of each Company Contract.

Section 3.19.  Labor Relations.

(a)           There are no collective bargaining agreements or other Contracts with a labor union or other labor organization to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound.  None of the employees of Company or any of its Subsidiaries is represented by any union with respect to such employee’s employment by Company or any of its Subsidiaries.  To the knowledge of Company, there are no current union organizing activities with respect to any of the employees of Company or any of its Subsidiaries.  Since January 1, 2011, (i) there has been no material grievance, material arbitration, lockout, work stoppage, walk-out, organized slowdown, strike or other material labor dispute against or affecting Company or any of its Subsidiaries and, to the knowledge of Company, no such dispute has been threatened and (ii) there has been no unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity and, to the knowledge of Company, no such complaint has been threatened.  Neither Company nor its Subsidiaries nor any of their respective employees, agents or Representatives have committed any material unfair labor practice as defined in the National Labor Relations Act or any similar Law.

(b)           Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries: (i) are not required to maintain an affirmative action plan, (ii) have properly classified and treated all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, (v) have collected and maintained a valid Form I-9 for each of their employees and (vi) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments in the ordinary course of business).

(c)           Neither Company nor any of its Subsidiaries has direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.  Each employee of Company and its Subsidiaries has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.  Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all notice and other material requirements under the Worker Adjustment Retraining and Notification Act and all similar state or local Law (the “WARN Act”).  In the ninety (90) days prior to the date hereof, neither Company nor any of its Subsidiaries has (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice under the WARN Act.

Section 3.20.  Insurance.

(a)           Company has made available to Parent copies of all insurance policies maintained by Company or any of its Subsidiaries, including property and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies.  Section 3.20(a)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each insurance policy maintained by Company or any of its Subsidiaries: (A) the type of coverage, (B) the insurer, (C) the policy period, (D) the per claim/occurrence and aggregate coverage provided thereunder and (E) the policy number.  All such policies are in full force and effect in all material respects as of the date of this Agreement.  All premiums due and payable to date under all such policies have been paid.  None of Company or any of its Subsidiaries has received notice of cancelation, termination or nonrenewal with respect to such policies.  Company and its Subsidiaries maintain insurance policies that, in all material respects, are against risks of a character and in such amounts as customary for companies in the industry in which Company and its Subsidiaries participate.  There is no material claim by Company or its Subsidiaries pending under any policy that has been denied or disputed by the insurer.  Section 3.20(a)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each directors’ and officers’ liability insurance policy maintained by Company or any of its Subsidiaries during the last three completed fiscal years, the amount of coverage available under such policy after giving effect to any payments in respect of insurance claims made thereunder prior to the date of this Agreement.

(b)           The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not cause the revocation, cancellation or termination of any insurance policy maintained by the Company or any of its Subsidiaries, except for any revocation, cancellation or termination that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.21.  Board Approval and Recommendation.  Each of the Special Committee and the Company Board (acting upon the recommendation of the Special Committee) has unanimously duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Company and its stockholders, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that (A) the holders of Company Common Stock vote in favor of the Requisite Stockholder Approval and (B) the holders of Class A Common Stock (other than the Excluded Class A Holders) vote in favor of the Unaffiliated Stockholder Approval (collectively, the “Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

Section 3.22.  Opinion of Financial Advisor.  The Special Committee has received the opinion of Citigroup Global Markets Inc., dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of shares of Class A Common Stock (other than Excluded Class A Holders) in the Merger is fair, from a financial point of view, to such holders.  A copy of such opinion will be made available to Parent, solely for informational purposes, promptly following the date of this Agreement.

Section 3.23.  No Brokers or Finders.  With the exception of the engagement of Citigroup Global Markets Inc. by the Special Committee, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.  Section 3.23 of the Company Disclosure Letter sets forth, as of the date of this Agreement, Company’s good faith estimate of the out-of-pocket fees and expenses it will incur to Citigroup Global Markets Inc. in connection with this Agreement and the transactions contemplated hereby.

Section 3.24.  Anti-Takeover Provisions.  No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover Law is applicable to Company, any of its Subsidiaries, the Company Common Stock, the Merger or the other transactions contemplated hereby.  Company does not, directly or indirectly, maintain in effect any stockholder rights plan, “poison pill” or similar agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company as follows:

Section 4.1.  Organization and Qualification.  Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2.  Authorization.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective members are necessary to authorize this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by Company, constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.3.  No Violation.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien on any material assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or comparable organizational document of Parent or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications referred to in Section 4.3(b), (A) any Contract to which Parent or any of its Subsidiaries is a party or by which their respective owned properties or assets are bound or (B) any Order or Law applicable to Parent or any of its Subsidiaries or their respective owned properties or assets, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the HSR Act and other Regulatory Laws, if applicable, (ii) the Exchange Act, (iii) the NRS with respect to the filing of the Articles of Merger, (iv) the DLLCA with respect to the filing of the Certificate of Merger, (v) any filings or notifications required to be made with any Governmental Entity with respect to any Parent Healthcare Permits and (vi) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4.  Financing.

(a)           Assuming the satisfaction of the terms and conditions of the Financing Letter, the amount of funds to be provided pursuant to the Financing Letter will be sufficient at the Effective Time to (i) pay the aggregate Merger Consideration, the aggregate Company Tandem Options/SARs Consideration and any repayment or refinancing of indebtedness required as a result of the consummation of the Merger (including the Specified Indebtedness) and (ii) pay any and all fees and expenses, and satisfy all other payment obligations, required to be paid or satisfied by Parent, Merger Sub and, to the extent disclosed to Parent and Merger Sub prior to the date hereof, the Surviving Corporation in connection with the Merger and the Financing.

(b)           Parent has delivered to Company a correct and complete copy of the executed commitment letter, dated as of the date hereof, between Parent and the Guarantor (the “Financing Letter”), pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest, or cause to be invested, in Parent, directly or indirectly through one or more intermediate entities, the cash amounts set forth therein (the “Financing”).

(c)           As of the date hereof, the Financing Letter is in full force and effect and has not been terminated, amended or modified in any respect, no such termination, amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect.  There are no conditions precedent, or other contractual contingencies as between Parent and Guarantor, related to the funding of the full amount of the Financing, other than as set forth in the Financing Letter.  As of the date hereof, no event has occurred or circumstance exists which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Guarantor under the Financing Letter.  As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letter will not be satisfied or that the Financing will not be made available to Parent at or prior to the time contemplated hereunder for Closing.  There are no side letters or other Contracts or arrangements related to the Financing other than the Financing Letter.  As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letter.  Parent and Merger Sub acknowledge that Parent’s and Merger Sub’s obligation to consummate the Merger is not contingent on Parent’s or Merger Sub’s ability to obtain any financing prior to consummating the Merger.  Without limiting the foregoing, for the avoidance of doubt, Company acknowledges that Parent and Merger Sub may finance payments contemplated by this Agreement through third party debt financing sources or otherwise (including pursuant to agreements or commitment letters that Parent or its Affiliates have entered into or may enter into prior to, concurrently with or after the execution of this Agreement); provided, however, that any such financing activities shall not, in any way, affect or alter the obligations of Parent, Merger Sub or the Guarantor under this Agreement, the Financing Letter or the Guaranty.

Section 4.5.  Proxy Statement.  The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of Company that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 4.6.  Litigation.  There is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7.  Capitalization of Merger Sub.  As of the date of this Agreement, there is one membership interest of Merger Sub, which was issued in compliance with the Limited Liability Company Agreement of Merger Sub.  The issued and outstanding membership interest of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (each, a “Holdco”).  Each of Parent, Merger Sub and each Holdco has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.8.  Solvency.  Assuming (i) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (ii) the accuracy in all material respects of the representations and warranties of Company in this Agreement as of the Closing Date and compliance by Company in all material respects with the covenants contained in this Agreement and (iii) the accuracy in all material respects of the estimates, projections and other forecasts of Company and its Subsidiaries made available to Parent, after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Merger Consideration and the aggregate Company Tandem Options/SARs Consideration and any repayment or refinancing of debt required as a result of the consummation of the Merger (including the Specified Indebtedness) and the payment of all fees, expenses and other amounts required to be paid by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, Parent and the Surviving Corporation will be Solvent as of the Effective Time (after giving effect to all transactions contemplated hereby).  For purposes of this Section 4.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed, without duplication, (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9.  Guaranty.  Concurrently with the execution of this Agreement, the Guarantor has delivered to Company the duly executed Guaranty.  The Guaranty is in full force and effect and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and no event has occurred, which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guaranty.

Section 4.10.  No Brokers or Finders.  With the exception of the engagement of Goldman Sachs & Co. by Parent, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

Section 4.11.  Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their Affiliates owns (within the meaning of Section 13 of the Exchange Act) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 4.12.  Certain Arrangements.  As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (whether oral or written) between Parent, Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and (a) any director, officer or management employee of Company, on the other hand, that relate in any way to this Agreement, the Financing Letter or the Guaranty or the transactions contemplated hereby or thereby or (b) any stockholder of Company, on the other hand, pursuant to which such stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder agrees to vote against any Superior Proposal or agrees to vote in favor of the Company Stockholder Approvals (in each case, other than the Voting Agreement).

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.  Covenants of Company.  During the period commencing on the date of this Agreement and continuing until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval, except in the case of Section 5.1(c), Section 5.1(d), Section 5.1(f), Section 5.1(n) and, as applied to any of the foregoing, Section 5.1(u), shall not be unreasonably withheld, conditioned or delayed):

(a)           Ordinary Course.  Company shall, and shall cause each of its Subsidiaries to, (i) conduct its respective businesses in all material respects in the ordinary course of business consistent with past practice and in all material respects in compliance with all Laws and Orders applicable to it, (ii) use commercially reasonable efforts to (A) continuously operate and maintain all of its Real Property, Improvements and other material tangible personal assets consistent with past practice, (B) maintain existing insurance policies or comparable replacement insurance policies, as applicable, and (C) maintain all Company Permits in full force and effect and (iii) use commercially reasonable efforts to preserve intact its business organization, retain the services of its present key employees and preserve the existing relationships of those with which it has business relationships (including Governmental Entities).  For purposes of this Section 5.1, “consistent with past practice” means the practice of Company and its Subsidiaries since July 1, 2012.

(b)           Governing Documents.  Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, bylaws or comparable organizational documents.

(c)           Dividends.  Company shall not, and shall not permit any of its Subsidiaries to, declare, authorize, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to any shares of its capital stock, except that a wholly-owned Subsidiary of Company may declare, authorize, set aside, pay and make any dividend or distribution to Company or another wholly-owned Subsidiary of Company.

(d)           Changes in Share Capital.  Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock or adjust, split, combine or reclassify any of its capital stock or other equity interests or any rights, warrants or options to acquire such shares or interests (except pursuant to the exercise of Company Tandem Options/SARs outstanding as of the date hereof in accordance with their terms or pursuant to the surrender of shares of Company Common Stock to Company or withholding of shares of Company Common Stock by Company to cover withholding obligations).

(e)           Employee Benefit Plans.  Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, (iii) increase the compensation or benefits of any employees, directors or other service providers of Company, or grant, announce or accelerate the vesting or payment of any equity incentive or cash incentive awards or otherwise materially increase the aggregate compensation and benefits payable by Company or any of its Subsidiaries, or (iv) hire any employee with base salary and incentive compensation that is reasonably anticipated to exceed $100,000, except, in each case, (A) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement (correct and complete copies of which have been made available to Parent), (B) as required by applicable Law or (C) except for any officer or member of management of Company, for increases in compensation or benefits associated with a promotion or material increase in responsibility; provided that, in the case of this clause (C), any such employee’s increased compensation or benefits must be comparable to and not materially more favorable than the compensation and benefits received by (1) the same category of employee and (2) employees with a similar level of responsibility.

(f)           Issuance of Securities.  Except for the issuance of Class A Common Stock upon the exercise of Company Tandem Options/SARs outstanding on the date of this Agreement or upon the conversion of Class B Common Stock, Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, sell, transfer, dispose of or pledge, encumber or otherwise subject to any Lien (i) any shares of capital stock or any other voting securities of any of them or (ii) any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from Company (including stock appreciation rights, phantom stock or similar instruments), any shares of capital stock or any other voting securities of any of them.

(g)           Acquisitions, Dispositions and Fundamental Changes.  Company shall not, and shall not permit any of its Subsidiaries to, except as expressly permitted under Section 5.1(n) or Section 5.1(o), (A) acquire or dispose of (directly or indirectly, by merger, consolidation, purchase of equity interest or otherwise) any division, business, Facility or Real Property or any material amount of assets (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (B) merge or consolidate with any other Person; or (C) liquidate, dissolve, restructure, wind-up or reorganize its business or form any new Subsidiary.

(h)           Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for such indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes not to exceed $2,500,000 under facilities existing on the date of this Agreement, or (ii) make any loans or advances to, or investments in, any other Person.

(i)           Taxes.  Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election or any changes in any current Tax election that is material to Company and its Subsidiaries, taken as a whole, (ii) waive any restriction on any assessment period relating to an amount of Taxes that is material to Company and its Subsidiaries, taken as a whole, (iii) settle or compromise any amount of income Tax or other Tax liability or refund that is material to Company and its Subsidiaries, taken as a whole, or (iv) file any amendment to any income or other material Tax Return.

(j)           Accounting Methods.  Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Law.

(k)           Company Contracts.  Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially amend, terminate, release, knowingly fail to enforce, assign or waive any material rights or claims under any Company Contract (including the Company Contracts relating to Specified Indebtedness) or any Contract that if entered into prior to the date hereof would have been a Company Contract.

(l)           Claims.  Company shall not, and shall not permit any of its Subsidiaries to, discharge or satisfy any liabilities or obligations (other than any liabilities or obligations in respect of any pending or threatened claim, action, suit, arbitration, litigation, proceeding, investigation, charge, complaint, mediation or grievance to the extent discharge or satisfaction of such liabilities or obligations is in connection with a settlement, release, waiver or compromise permitted by Section 5.1(m)), except where such discharge or satisfaction (i) in the case of ordinary course trade payables, is in accordance with the terms of such liabilities or obligations or (ii) requires payments by Company or any of its Subsidiaries, to the extent not covered by current third party insurance policies (such applicable coverage to be confirmed in writing by the applicable carrier), of an amount (together with all such payments and any payments in respect of any settlement, release, waiver or compromise permitted by Section 5.1(m)) of less than $2,500,000 in the aggregate (including any deductibles under any applicable third party insurance policies).

(m)           Litigation.  Company shall not, and shall not permit any of its Subsidiaries to, settle, release, waive or compromise any pending or threatened claim, action, suit, arbitration, litigation, proceeding, investigation, charge, complaint, mediation or grievance (including by entering into any consent decree, injunction or other similar restraint or form of equitable relief), except where such settlement, release, waiver or compromise (i) requires payments by Company or any of its Subsidiaries, to the extent not covered by current third party insurance policies (such applicable coverage to be confirmed in writing by the applicable carrier), of an amount (together with all such payments and any payments in respect of any discharge or satisfaction permitted by Section 5.1(l)) of less than $2,500,000 in the aggregate (including any deductibles under any applicable third party insurance policies), (ii) does not include any admission of liability or wrongdoing on the part of Company, its Subsidiaries or any of their respective Representatives and (iii) does not impose material restrictions on the business activities of the Company and its Subsidiaries.

(n)           Assets.  Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, sublease, abandon, convey, license, assign or encumber or otherwise subject to any Lien (other than Permitted Liens) any division, business, Facility or Real Property or any material amount of assets.

(o)           Capital Expenditures.  Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or enter into any commitments for capital expenditures, capital additions or capital improvements in excess of $100,000 with respect to an individual Facility or $3,000,000 in the aggregate, in each case in any fiscal quarter.

(p)           Property Restrictions.  Company shall not, and shall not permit any of its Subsidiaries to, affirmatively consent to any Lien on any Real Property, other than Permitted Liens or where it is required to grant such consent under the terms of a Real Estate Lease Document.

(q)           Operation of Facilities.  Company shall not, and shall not permit any of its Subsidiaries, to effect (i) any material change to the licensed capacity of any Facility, (ii) any transfer of all or any part of any Facility’s authorized units or beds to another site or location, (iii) any material change in the number of beds certified for participation in the Medicare and Medicaid programs or (iv) the provision of additional regulated services at any Facility, including skilled nursing or medical services.

(r)           Labor.  Company shall not, and shall not permit any of its Subsidiaries to, enter into or adopt any collective bargaining agreement or other Contract with a labor union or other labor organization.

(s)           New Line of Business.  Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business.

(t)           Related Party Transactions.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew, amend or extend any Contract (other than any Employee Benefit Plan) with any Affiliate (other than Company or any of its Subsidiaries), director, manager or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such Affiliate, director, manager or officer.

(u)           No Related Actions.  Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any legally binding Contract to do any of the foregoing.

Notwithstanding the foregoing, the provisions of clauses (f) and (h) of this Section 5.1 shall not apply to any transaction between or among Company and any of its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries of Company.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2.  Proxy Statement; Company Stockholders Meeting.

(a)           Company shall prepare and file with the SEC, as soon as reasonably practicable (but in no event later than ten (10) Business Days) after the date of this Agreement, a proxy statement in preliminary form and related materials with respect to the Merger and the transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”).  Company, through the Company Board and the Special Committee, shall (subject to the right of the Company Board and the Special Committee to make a Change in Recommendation pursuant to Section 5.5) include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit the Company Stockholder Approvals.  Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to Company any information regarding Parent and its Subsidiaries that is necessary or appropriate to include in the Proxy Statement.  Company shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act.  Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders in definitive form as promptly as reasonably practicable after its filing with the SEC.  Company shall, promptly after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent a reasonable opportunity to review and to propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent.  If, at any time prior to the Effective Time, any information relating to Company, Parent or any of their respective Subsidiaries, officers or directors should be discovered by Parent or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information.

(b)           Company, acting through the Company Board, shall, in accordance with applicable Law and the Amended and Restated Bylaws of Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as soon as reasonably practicable for the sole purpose of obtaining the Company Stockholder Approvals.  During the term of this Agreement, Company shall not submit to the vote of its stockholders any Acquisition Proposal.

Section 5.3.  Access to Information.  From the date hereof until the Effective Time, except, after consultation with outside legal counsel, (a) for access that, if provided, would adversely affect the ability of Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or (b) as limited by applicable Law (in the case of clause (a) or (b), it being understood that (i) Company shall use its reasonable best efforts to allow for access in an alternative manner or take such other steps to provide for the maximum access possible without such adverse effect on the ability to assert privilege or such limitation by applicable Law and (ii) any access that is not provided pursuant to clause (a) or (b) shall be identified to Parent by Company), Company shall cause its Representatives and the Representatives of its Subsidiaries to provide Parent and its Representatives, upon reasonable advance written notice, with reasonable access during normal business hours to (A) the books, Contracts, personnel, records and other information or data with respect to the business, properties, facilities and personnel of Company and its Subsidiaries, in each case, as Parent may reasonably request and (B) Company’s properties and facilities to conduct such inspection or observation as Parent may reasonably request.  All requests for such access pursuant to this Section 5.3 shall be made through John Buono, Senior Vice President, Chief Financial Officer and Treasurer of Company or Mary T. Zak-Kowalczyk, Vice President and Corporate Secretary of Company, or as otherwise specified by such individuals.  Parent shall, and shall cause its Representatives to, use their reasonable best efforts to minimize any disruption to the businesses of Company and its Subsidiaries that may result from the requests for access pursuant to this Section 5.3.  Information obtained by Parent or its Representatives pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.4.  Cooperation; Best Efforts; Transaction Litigation.

(a)           Each of Company and Parent shall cooperate with and assist the other party, and shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article 6 are satisfied and to consummate the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date.  None of Company, Parent or Merger Sub or any of their respective Affiliates shall take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, except as set forth in Section 5.7 or Section 5.11, none of Parent, Merger Sub or Company shall be required prior to the Effective Time to pay any material consent or other similar material fee, material “profit sharing” or other similar material payment or other material consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional material security (including a guaranty), to obtain the consent, waiver or approval of any Person under any Contract, and neither Company nor any of its Subsidiaries shall take any of the actions referred to in this sentence without the prior written consent of Parent.

(b)           In furtherance and not in limitation of the foregoing, each party hereto shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other Regulatory Laws, if applicable, with respect to the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than ten (10) Business Days, after the date of this Agreement.  Parent and Company shall each bear their own costs and expenses incurred in connection with such filings; provided that Parent shall pay any filing fees in connection therewith.

(c)           In furtherance and not in limitation of the foregoing, each party hereto shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, to take all actions necessary to cause the waiting periods under the HSR Act and any other applicable Regulatory Laws to terminate or expire at the earliest possible date (including, with respect to the HSR Act, requesting early termination of the waiting period), to take all actions necessary to obtain any necessary approval under applicable Regulatory Laws, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of any Regulatory Law and to eliminate every impediment under any Regulatory Law that is asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), all to the end of expediting consummation of the transactions contemplated hereby.  Parent shall be obligated to agree to hold separate, divest or enter into a consent agreement or assume any obligation with regard to any of the businesses, product lines or assets of Parent or Parent’s Affiliates or the businesses, product lines or assets of Company or, after the Effective Time, the Surviving Corporation (including entering into customary ancillary agreements relating to any such divestiture of businesses, product lines or assets) as may be required by any applicable Governmental Entity (including the DOJ, the FTC or any court having jurisdiction), in each case, to facilitate the expiration of any applicable waiting period under any Regulatory Law, to secure the termination of any investigation by any Governmental Entity, to avoid the filing of any suit or proceeding by any Governmental Entity seeking to enjoin the consummation of the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby.  Any proposing, negotiating, committing to and effecting any divesture, sale, disposition, hold separate or limitation on freedom of action with regard to any aspect of Company or its Subsidiaries shall, at the discretion of Company, be subject to the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.4 shall entitle Parent to any reduction of the Merger Consideration.  Except as otherwise expressly contemplated by this Agreement, each of Parent and Company shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions.  Neither Parent nor Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement on or before the Termination Date.  For the avoidance of doubt, this Section 5.4(c) shall only apply with respect to Regulatory Laws.

(d)           In connection with this Section 5.4, the parties hereto shall, to the extent permitted by applicable Law, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the DOJ or the FTC or any other Governmental Entity regarding any of the transactions contemplated hereby, (iii) to the extent practicable, consult the other regarding any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Entity in connection with any of the transactions contemplated hereby and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity and, to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity, give the other party hereto the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby.  The parties hereto may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only”.  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its outside legal counsel.  Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party hereto or its outside legal counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries.

(e)           From and after the date of this Agreement until the Effective Time, each of Company and Parent shall promptly notify the other of any action commenced or, to any party’s knowledge, threatened against such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger and any other transaction contemplated hereby (“Transaction Litigation”).  Company and Parent shall give each other the opportunity to participate in the defense, settlement and prosecution of any Transaction Litigation and shall keep the other informed on a prompt basis with respect thereto (including by promptly providing any material communication received or given in connection with any such proceeding).  Notwithstanding any other provision of this Agreement, Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)           Company shall promptly notify Parent if Company, its Subsidiaries or their respective Representatives receive any material written communication (including any written notice that any Facility is materially noncompliant with any applicable Law) from, or provide any material written communication to, any Governmental Entity.  Company shall consult with Parent, and keep Parent reasonably apprised on a prompt basis of any material developments, with respect to any such written communication and the matters contemplated thereby.

Section 5.5.  Acquisition Proposals; Change in Recommendation.

(a)           Except as expressly permitted by this Section 5.5, (i) effective as of the date of this Agreement, Company shall, and shall cause its Subsidiaries and Company’s and its Subsidiaries’ respective directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (with respect to any party, such party’s “Representatives”) to, (A) immediately cease any discussions or negotiations with any Person (other than Parent and its Representatives) that may be ongoing with respect to an Acquisition Proposal and (B) promptly request the prompt return or destruction, as applicable, of any confidential information of Company and its Subsidiaries previously furnished to any Person (other than Parent and its Representatives) and (ii) from the date of this Agreement until the Effective Time or termination of this Agreement in accordance with Article 7, Company shall not, and Company shall cause its Subsidiaries and Company’s and its Subsidiaries’ Representatives not to, directly or indirectly, (A) solicit, request, initiate, encourage (including by way of furnishing or disclosing nonpublic information) or knowingly take any other action to facilitate or initiate the making of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse, recommend, execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement referred to in, and in compliance with the terms of, Section 5.5(b)) (each, a “Company Acquisition Agreement”), (D) grant any waiver, amendment or release under any confidentiality agreement (other than any waiver, amendment or release of any standstill or similar provision therein, provided that (1) such waiver, amendment or release is requested by the counterparty thereto on an unsolicited basis and (2) Company is otherwise in compliance with this Section 5.5) or any “fair price”, “moratorium”, “control share acquisition” or other takeover, antitakeover or other similar Law (such Laws, collectively, “Takeover Statutes”) or (E) resolve to propose, agree or publicly announce an intention to do any of the foregoing.  For the avoidance of doubt, any violation of this Section 5.5 by any Representative of Company shall constitute a breach of this Section 5.5 by Company.

(b)           Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Stockholder Approvals are obtained, Company and its Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Stockholder Approvals are obtained if, and only if, (A) the Special Committee determines in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (B) the Special Committee determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (C) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person, an executed confidentiality agreement containing terms no less restrictive upon such Person, in any material respect, than the terms applicable to Parent under the Confidentiality Agreement (provided that such confidentiality agreement (1) may contain a less restrictive or no standstill provision and (2) shall not contain any provisions that prohibit Company from taking the actions expressly required by this Agreement) and (D) prior to or concurrently with furnishing or disclosing any nonpublic information to such Person, Company furnishes or discloses such information to Parent (to the extent such information has not been previously made available by Company to Parent).

(c)           Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof (including the Special Committee) shall (A) withhold, withdraw, modify or qualify, or propose publicly or resolve to withhold, withdraw, modify or qualify, in any manner adverse to Parent, the Recommendation, (B) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement, (C) fail to include the Recommendation in the Proxy Statement or (D) fail to publicly affirm the Recommendation in writing within four (4) Business Days after receipt of a written request by Parent to provide such affirmation following a publicly known Acquisition Proposal (each, a “Change in Recommendation”).  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained, (x) if any change, event, development, fact, occurrence or circumstance that affects the business, assets, results of operations or financial condition of Company or its Subsidiaries (other than any Acquisition Proposal) that was not known or reasonably foreseeable to Company as of the date hereof becomes known by Company after the date hereof and prior to the time that the Company Stockholder Approvals are obtained, the Company Board or the Special Committee may effect a Change in Recommendation or (y) if Company receives an Acquisition Proposal that the Special Committee concludes in good faith prior to the time that the Company Stockholder Approvals are obtained, after consultation with a nationally recognized financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company Board or the Special Committee may approve or recommend such Superior Proposal and Company may terminate this Agreement pursuant to Section 7.1(h), and, in the case of either of clause (x) or (y), if, and only if:

(i)           Company shall have provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance, that the Company Board or the Special Committee will effect a Change in Recommendation or Company will terminate this Agreement pursuant to Section 7.1(h), which notice shall specify the basis for the Change in Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal, the material terms thereof and copies of all material documents relating thereto;

(ii)           the Company Board or the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law and Company shall have complied with all of its obligations under this Section 5.5;

(iii)           after providing such notice and prior to the Company Board or the Special Committee effecting such Change in Recommendation or Company terminating this Agreement pursuant to Section 7.1(h), Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement, the Financing Letter and the Guaranty as would permit the Company Board or the Special Committee not to effect a Change in Recommendation and the Company not to terminate this Agreement pursuant to Section 7.1(h); and

(iv)           the Special Committee shall have considered in good faith any changes to this Agreement, the Financing Letter and the Guaranty that may be offered in writing by Parent no later than 5:00 PM Eastern time on the fourth Business Day of such four (4) Business Day period in a manner that would form a binding contract if accepted by Company and shall have determined, after consultation with a nationally recognized financial advisor and outside legal counsel, in the case of an Acquisition Proposal, that the Acquisition Proposal would continue to constitute a Superior Proposal and, in any case, that failure of the Company Board or the Special Committee to effect a Change in Recommendation or Company to terminate this Agreement pursuant to Section 7.1(h) would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, if such changes were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Special Committee has determined to be a Superior Proposal or any material change in the circumstances giving rise to the Change in Recommendation, as applicable, Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.5 (including this Section 5.5(c)) with respect to such new written notice.

(d)           In addition to the other obligations of Company set forth in this Section 5.5, from and after the date of this Agreement, Company shall, (i) as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise Parent of (A) any Acquisition Proposal and (B) the identity of the Person or group of Persons making such proposal and the material terms and conditions of such Acquisition Proposal (and, if applicable, provide Parent with copies of any material written requests, proposals or offers with respect to such Acquisition Proposal, including proposed agreements or documentation (including any financing commitments and fee letters)) and (ii) keep Parent reasonably apprised on a prompt basis of any related material developments, amendments (including any change to the financial terms, conditions or other material terms), discussions (including the status and terms thereof) and negotiations related to any such Acquisition Proposal.

(e)           Nothing contained in this Section 5.5 shall prohibit Company, directly or indirectly through its Representatives, from taking and disclosing to the stockholders of Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company’s stockholders required by applicable Law; provided that any Change in Recommendation may only be made in accordance with the foregoing provisions of this Section 5.5.  For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

Section 5.6.  Financing.

(a)           Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Letter (including seeking to enforce the terms of the Financing Letter) and (ii) not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letter.

(b)           Parent and Merger Sub shall (i) use reasonable best efforts to maintain in effect the Financing Letter in accordance with the terms and subject to the conditions thereof, (ii) satisfy all conditions to the Financing Letter that are applicable to Parent and Merger Sub that are within their control in order to consummate the Financing at or prior to the Closing and (iii) comply with their obligations under the Financing Letter.  Without limiting the generality of the foregoing, Parent and Merger Sub shall give Company prompt notice (x) of any breach or default by any party to the Financing Letter of which Parent and Merger Sub become aware and (y) of the receipt by Parent or Merger Sub of any notice or other communication from any Financing source with respect to any (A) breach, default, termination or repudiation by any party to the Financing Letter of any provisions of the Financing Letter or (B) material dispute or disagreement between the parties to the Financing Letter.  As soon as reasonably practicable, but in any event within five (5) days of the date Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by Company relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence; provided, however, that neither Parent nor Merger Sub shall be under any obligation to provide any information that, if provided, would adversely affect the ability of Parent or Merger Sub to assert attorney-client or attorney work product privilege or a similar privilege (it being understood that (i) Parent or Merger Sub, as applicable, shall use its reasonable best efforts to allow for the provision of information in an alternative manner or take such other steps to provide the maximum information possible without such adverse effect on the ability to assert privilege and (ii) any information that is not provided pursuant to this proviso shall be identified to Company by Parent).

(c)           Parent shall, and shall, as of the Effective Time, cause the Surviving Corporation to, comply with the Company Contracts set forth in Section 5.6(c) of the Company Disclosure Letter relating to Specified Indebtedness, including any obligations to repay Specified Indebtedness (in each case, to the extent such Company Contracts provide for obligations of Parent or, as of the Effective Time, the Surviving Corporation).  Without limiting the foregoing, prior to the Effective Time, Parent and Company shall jointly cooperate to mutually agree on actions to be taken or omitted in respect of any obligations to repay Specified Indebtedness under such Company Contracts that become due prior to the Effective Time.

Section 5.7.  Financing Cooperation.

(a)           Prior to the Closing, Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of Company and each of its Subsidiaries to, provide to Parent all cooperation that is customary in connection with the arrangement of debt financing reasonably proposed by Parent (the “Proposed Debt Financing”) as may be reasonably requested by Parent, including cooperation that consists of:

(i)           making senior management and other Representatives of Company and its Subsidiaries reasonably available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (including direct contact between senior management and other Representatives of Company and its Subsidiaries, on the one hand, and any sources for the Proposed Debt Financing reasonably proposed by Parent (together with their Affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and Representatives, the “Financing Sources”), on the other hand);

(ii)           assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in connection with the Proposed Debt Financing;

(iii)           furnishing all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely with respect to the information relating to Company and its Subsidiaries;

(iv)           reasonably cooperating in satisfying customary conditions precedent set forth in the agreements for the Proposed Debt Financing to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, Company and its Subsidiaries;

(v)           using reasonable best efforts to procure customary certificates, legal opinions and such other documents regarding Company (to the extent the statements therein are accurate) reasonably requested by Parent or the Financing Sources (including consents of accountants for use of their reports in any materials relating to the Proposed Debt Financing);

(vi)           assisting Parent in the amendment or termination of, or in obtaining any relevant waiver from the lenders or counterparties of Company or any of its Subsidiaries in relation to, any of Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements or other financing agreements (including, for the avoidance of doubt, any arrangements creating security interests), in each case, conditioned upon the occurrence of the Closing and otherwise on terms satisfactory to Parent and Company and that are reasonably requested by Parent in connection with the Proposed Debt Financing;

(vii)           furnishing Parent and the Financing Sources as promptly as practicable with (A) unaudited consolidated balance sheets and related statements of income and cash flows of Company for each fiscal quarter ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date, (B) all financial statements, pro forma financial information, financial data, audit reports and other information regarding Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of Company (including for Parent’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A under the Securities Act (which, for the avoidance of doubt, shall not include any financial statements or any other information of the type required by Regulation S-X Rule 3-10 or 3-16 or any Compensation, Discussion and Analysis required by Regulation S-K Item 402(b)) or otherwise necessary to receive from Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by Company’s independent accountants as provided in SAS 100 and (C) such other pertinent and customary financial and other information as Parent shall reasonably request in order to consummate the Proposed Debt Financing and identifying any portion of such information that constitutes material nonpublic information;

(viii)           using reasonable best efforts (including issuing customary representation letters to the extent statements therein are accurate) to cooperate with Parent and Parent’s efforts to obtain customary and reasonable accountants’ comfort letters, insurance certificates, corporate, credit, securities and facilities ratings, consents, appraisals, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent’s Financing Sources and their respective Representatives to all Real Property) and such other customary documentation and items required by the agreements for the Proposed Debt Financing, in each case as reasonably requested by Parent;

(ix)           using reasonable best efforts to (A) permit the prospective lenders involved in the Proposed Debt Financing to evaluate Company and its Subsidiaries’ current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements and otherwise facilitate the pledging of collateral in connection with the consummation of the Proposed Debt Financing;

(x)           assisting in the preparation and entering into one or more credit agreements, indentures, purchase agreements, pledge and security documents or similar other agreements on terms that are reasonably satisfactory to Parent in connection with the Proposed Debt Financing to be effective immediately prior to the Closing to the extent direct borrowings or debt incurrences by Company or any of its Subsidiaries are contemplated by the Proposed Debt Financing, in each case, as may be reasonably requested by Parent; and

(xi)           requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness of Company as requested by Parent;

provided that (w) nothing herein shall require such cooperation to the extent it would require Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent, or give any indemnities that are effective prior to the Closing, (x) nothing herein shall require such cooperation from Company or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of Company and its Subsidiaries, (y) no liability or obligation of Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Proposed Debt Financing shall be effective until the Closing and (z) any materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in relation to the Proposed Debt Financing (1) need not be issued by Company or any of its Subsidiaries and (2) shall contain disclosure and financial statements reflecting the Surviving Corporation or any of its Subsidiaries as the obligor.

(b)           Parent shall promptly, upon request by Company, reimburse Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation of Company and its Subsidiaries contemplated by this Section 5.7.

(c)           The Company Group shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Proposed Debt Financing or the provision of information utilized in connection therewith (other than arising from (i) fraud or willful misconduct by Company or its Subsidiaries or (ii) any information, including financial statements, provided by Company or any of its Subsidiaries in connection with the Proposed Debt Financing) to the fullest extent permitted by applicable Law.

(d)           Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Company or any of its Subsidiaries or the reputation or goodwill of Company or any of its Subsidiaries.

(e)           All nonpublic or other confidential information provided by Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided that (i) upon prior notice to Company, Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives in connection with the Proposed Debt Financing so long as such Persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking reasonably satisfactory to Company and of which Company shall be a beneficiary.

Section 5.8.  Indemnification; Exculpation; Insurance.

(a)           Parent shall (i) cause the articles of incorporation and bylaws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries to contain the provisions with respect to indemnification, advancement of expenses and exculpation from liabilities set forth in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Company and the comparable organizational documents of its Subsidiaries on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Effective Time becomes, a director, officer or employee of Company or any of its Subsidiaries (including in his or her role as a fiduciary of any Employee Benefit Plan) (collectively, the “Indemnified Parties”) (and cause the Surviving Corporation to honor such provisions), in each case, with respect to acts or omissions occurring at or prior to the Effective Time, and (ii) cause the Surviving Corporation to honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any indemnification agreements set forth in Section 5.8(a) of the Company Disclosure Letter, which shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(b)           Company shall obtain, as of the Effective Time and for six (6) years after the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person covered by Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement and set forth on Section 5.8(b) of the Company Disclosure Letter (the “Existing D&O Policies”), and each person who becomes covered by the Existing D&O Policies prior to the Effective Time, from insurance carriers with the same or better credit rating as the carriers of the Existing D&O Policies, on the same terms as the Existing D&O Policies or, if such insurance coverage is unavailable, coverage that is no less favorable to such persons than the coverage under the Existing D&O Policies; provided, however, that in obtaining such prepaid (or “tail”) directors’ and officers’ liability insurance policies, Company shall not pay an amount in excess of four hundred percent (400%) of the aggregate annual premium that Company is paying with respect to the Existing D&O Policies for the policy period that includes the date of this Agreement.  Parent shall cause such prepaid (or “tail”) directors’ and officers’ liability insurance policies and all obligations thereunder to (i) be maintained in full force and effect for the full term, (ii) be honored by the Surviving Corporation and (iii) not be amended, modified, canceled or revoked by the Surviving Corporation in any manner adverse to any Indemnified Party.  For the avoidance of doubt, in the event such prepaid (or “tail”) directors’ and officers’ liability insurance policies exclude coverage for any claims made against an Indemnified Party, such exclusion (in and of itself) shall not release Parent or the Surviving Corporation of their respective obligations under this Section 5.8.

(c)           Parent agrees that, following the Effective Time, Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, settle, release, waive or compromise any action set forth in Section 5.8(c) of the Company Disclosure Letter if such settlement, release, waiver or compromise would include any admission of liability or wrongdoing on the part of Company, the Surviving Corporation or any of their respective Representatives, without first (i) providing written notice to the counsel for the directors of Company in office immediately prior to the Effective Time and (ii) if requested by such counsel, reasonably consulting with such counsel.

(d)           If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers assets equal to more than fifty percent (50%) of the consolidated tangible assets of Company and its Subsidiaries, taken as a whole, to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successor, assign or transferee of Parent or the Surviving Corporation, as the case may be, assumes the obligations set forth in this Section 5.8 (including this Section 5.8(d)); provided that, in the case of a transfer pursuant to clause (ii), notwithstanding such assumption, Parent and the Surviving Corporation shall remain obligated under this Section 5.8.

(e)           The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, executors, administrators and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Party may be entitled to or hereafter acquire under any Law, agreement, provision of Company’s or the Surviving Corporation’s articles of incorporation or bylaws or Company’s or the Surviving Corporation’s Subsidiaries’ comparable organizational documents or otherwise.  The obligations of Parent and the Surviving Corporation, as the case may be, pursuant this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the express prior written consent of such affected Indemnified Party (it being expressly understood that the Indemnified Parties shall be third-party beneficiaries of this Section 5.8).

(f)           As of the Effective Time, Parent and the Surviving Corporation shall cause all of Company’s and its Subsidiaries’ current directors, officers and employees who will not be directors, officers or employees of the Surviving Corporation or the Surviving Corporation’s Subsidiaries to be removed from any responsibility for periods from and after the Effective Time with respect to bank accounts, bonding facilities and any other financial arrangements and to substitute the directors, officers and employees of the Surviving Corporation or the Surviving Corporation’s Subsidiaries, as applicable, therefor effective as of the Effective Time.  At least ten (10) Business Days prior to the Effective Time, Company shall identify in writing to Parent (i) which of the current directors, officers and employees of Company and its Subsidiaries have responsibility with respect to bank accounts, bonding facilities and any other financial arrangements and (ii) for each such individual, the bank accounts, bonding facilities and other financial arrangements for which such individual has responsibility.

Section 5.9.  Employee Benefits.

(a)           For a period of not less than twelve (12) months following the Effective Time (or such longer period as may be provided in any Contract between the Company or any of its Subsidiaries, on the one hand, and any employee of Company or any of its Subsidiaries, on the other hand, correct and complete copies of which have been made available to Parent prior to the date of this Agreement), Parent shall or shall cause the Surviving Corporation to either (i) maintain in effect on behalf of employees of the Surviving Corporation and its Subsidiaries all Employee Benefit Plans (other than any equity-based plans) as in effect as of the date hereof (the “Existing Plans”) or (ii) provide all employees of the Surviving Corporation and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) that provide a level of benefits that in the aggregate is substantially comparable to the aggregate level of benefits provided under the Existing Plans as of the Effective Time.

(b)           Parent shall take all actions required so that eligible employees of the Surviving Corporation and its Subsidiaries shall receive service credit for all purposes, other than benefit accruals under a defined benefit pension plan, under any successor employee benefit plans and arrangements sponsored by the Surviving Corporation, to the extent such service was recognized for such employees under the comparable Employee Benefit Plans immediately prior to the Effective Time.  To the extent that Parent or the Surviving Corporation either provides coverage to the employees of Company or any of its Subsidiaries other than under the Existing Plans or modifies any of the Existing Plans, Parent shall ensure that such plans under which coverage is provided waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.  If the employment of any employee of the Surviving Corporation or any of its Subsidiaries is terminated within twelve (12) months following the Effective Time, Parent shall pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if Company’s severance plan, as in effect immediately prior to the Effective Time, applied to such termination of employment.

(c)           Notwithstanding anything in this Section 5.9 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or its Affiliates, or shall limit the right of Parent or its Affiliates (including, after the Closing, Company and its Subsidiaries) to amend, terminate or otherwise modify any employee benefit plan of Parent or its Affiliates following the Effective Time.  Parent and Company acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Parent and Company as parties hereto, and that, without limiting Section 8.8, nothing in this Section 5.9, whether express or implied, shall create any third-party beneficiary or other rights (i) in any Person, including any employees or former employees of Company or any of its Subsidiaries, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

(d)           Subject to Section 5.5 and unless and until a Change in Recommendation has occurred and has not been rescinded, Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Company or any of its Subsidiaries if such communications primarily relate to the transactions contemplated hereby and shall also provide Parent with a reasonable opportunity to review any such communications prior to distribution, except as Company may determine (based on the advice of outside legal counsel) is required by applicable Law.

Section 5.10.  Contact with Customers and Suppliers.  Prior to the Effective Time, Parent and Company shall jointly cooperate with respect to any contact or communication with any customer, service provider or supplier of Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 5.11.  Healthcare Permits.  Parent and Merger Sub shall use their reasonable best efforts to obtain the Parent Healthcare Permits as promptly as practicable following the date hereof.  Company and its Subsidiaries shall cooperate with Parent and Merger Sub as reasonably requested by Parent in the preparation by Parent and Merger Sub of all necessary or desirable licensure and permit documentation with respect to the Parent Healthcare Permits.  Company and its Subsidiaries shall use their reasonable best efforts to promptly provide any information reasonably requested by Parent with respect to Company, its Subsidiaries, the business of Company or its Subsidiaries or the Facilities that is necessary in order to obtain the Parent Healthcare Permits.  Company shall promptly execute any and all necessary licensure and permit documentation with respect to the Parent Healthcare Permits; provided that Company shall have (a) the right to review such documentation for accuracy prior to execution and (b) no obligation to execute any such documentation that it reasonably determines to be inaccurate.

Section 5.12.  Public Announcements.  Subject to Section 5.5 and unless and until a Change in Recommendation has occurred and has not been rescinded, Parent and Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and consent to (such consent not to be unreasonably withheld, conditioned or delayed), any press release or other public statement (including any form of notice to Facility residents and their family members) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and consent, except as either party may determine (based on the advice of outside legal counsel) is required by applicable Law.

Section 5.13.  Confidentiality.  Each of Company and Parent acknowledges and agrees that (a) Company and TPG Capital, L.P. have entered into a Confidentiality Agreement, dated January 6, 2012, as amended on the date hereof (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.14.  Stock Exchange Listing.  Prior to the Effective Time, Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law to enable the delisting by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable under applicable Law after the Effective Time.  Following the Effective Time, Parent shall cause the Surviving Corporation to cause the Company Common Stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act as promptly as practicable under applicable Law.

Section 5.15.  Section 16 Matters.  Prior to the Effective Time, Company shall take all actions as may be reasonably necessary or appropriate to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16.  Resignations.  Prior to the Effective Time, Company shall cause (a) each member of the Company Board and (b) as may be requested by Parent at least five (5) Business Days prior to the Effective Time, each member of the boards of directors of the Subsidiaries of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director effective immediately prior to the Effective Time.

Section 5.17.  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Company and the Company Board shall each use its respective reasonable best efforts to (a) grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

ARTICLE 6
CONDITIONS TO THE MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction or (except with respect to the Unaffiliated Stockholder Approval required under Section 6.1(a) and otherwise only if permissible under applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Company Stockholder Approvals shall have been obtained in accordance with the NRS and Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

(b)           Legality.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting or restraining the consummation of the Merger.

(c)           Regulatory Approvals.  Any waiting period applicable to the Merger under the HSR Act shall have been expired or been terminated.

Section 6.2.  Additional Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.21, Section 3.23 and Section 3.24 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), except in the case of this clause (i) for any failures of any of the representations and warranties in (A) Section 3.4 (other than clause (D) of the last sentence thereof) to be so correct and complete that, individually or in the aggregate, are de minimis in nature and amount and (B) the first and last sentences of Section 3.1, Section 3.2, clause (D) of the last sentence of Section 3.4, Section 3.5, Section 3.21, Section 3.23 and Section 3.24 to be so correct and complete that, individually or in the aggregate, are immaterial in nature and amount, and (ii) each of the other representations and warranties of Company contained in Article 3 shall be correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except in the case of this clause (ii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Covenants. Company shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall have not have occurred any change, effect, event, development, fact, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)           Officer’s Certificate.  Parent shall have received, as of the Closing Date, a certificate signed on behalf of Company by the chief executive officer or chief financial officer of Company stating that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) shall have been satisfied.

(e)           Consents. Each of the Material Parent Healthcare Permits shall have been obtained and not revoked.

Section 6.3.  Additional Conditions to the Obligations of Company.  The obligation of Company to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.2, Section 4.7, Section 4.8 and Section 4.12 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), except in the case of this clause (i) for any failures of any of the representations and warranties in Section 4.2, Section 4.7, Section 4.8 and Section 4.12 to be so correct and complete that, individually or in the aggregate, are immaterial in nature and amount, and (ii) each of the other representations and warranties of Parent contained in Article 4 shall be correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications contained therein, except in the case of this clause (ii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Covenants. Each of Parent and Merger Sub shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate. Company shall have received, as of the Closing Date, a certificate signed on behalf of Parent by the president or vice president of Parent stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied.

ARTICLE 7
TERMINATION

Section 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals (except as indicated):

(a)           By mutual written agreement of Parent and Company; or

(b)           By either Parent or Company, if the Merger shall not have been consummated on or prior to September 16, 2013 or such other date as Parent and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have substantially contributed to the failure of the Merger to be consummated on or before the Termination Date; or

(c)           By either Parent or Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such Order shall have become final and non-appealable or (iii) a Governmental Entity shall have denied a request to issue an Order or to take any other action that is necessary to fulfill the condition set forth in Section 6.1(c) or Section 6.2(e) and such denial of a request to issue such Order or to take such other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall (A) not be available to any party that has breached in any material respect its obligations under this Agreement (including Section 5.4) in any manner that shall have substantially contributed to the Law, Order or denial of the Governmental Entity, as the case may be, and (B) apply only if the Law, Order or denial of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party entitled to rely on such condition shall not elect to waive such condition; or

(d)           By either Parent or Company, if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof at which votes on such approvals were taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Company where any breach of Section 5.2 or Section 5.5 by Company shall have substantially contributed to the failure to obtain the Company Stockholder Approvals; or

(e)           By Company, if all of the following shall have occurred:  (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Company not to consummate the Merger under Section 6.3(a) or Section 6.3(b), (iii) such breach or failure to perform is incapable of being cured by Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date) and (iv) Company is not then in breach of this Agreement in any material respect; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(e) if Company were entitled to terminate this Agreement under this Section 7.1(e) at the time of such termination; or

(f)            By Parent, if all of the following shall have occurred:  (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or Section 6.2(b), (iii) such breach or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date) and (iv) Parent is not then in breach of this Agreement in any material respect; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(f) if Parent were entitled to terminate this Agreement under this Section 7.1(f) at the time of such termination; or

(g)           By Parent, if any of the following have occurred:  (i) the Company Board or the Special Committee effected a Change in Recommendation, (ii) Company shall have violated in a material respect any of the provisions of Section 5.5, (iii) Company approves, endorses, recommends, executes, enters into or agrees to enter into any Company Acquisition Agreement to consummate any Acquisition Proposal or Superior Proposal or (iv) Company shall have violated in a material respect any of the provisions of Section 5.2(b) by failing to duly call, give notice of, convene or hold a special meeting of Company stockholders for the purpose of obtaining the Company Stockholder Approvals; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(g) if Parent were entitled to terminate this Agreement under this Section 7.1(g) at the time of such termination; or

(h)           By Company, if prior to the time the Company Stockholder Approvals are obtained, (i) the Company Board or the Special Committee effects a Change in Recommendation in compliance with the terms of Section 5.5(c) or (ii) the Company Board or the Special Committee approves and recommends, and Company executes, a Company Acquisition Agreement to consummate a Superior Proposal in compliance with Section 5.5(c) and, prior to or concurrently with such termination, Company pays the Company Termination Fee in compliance with Section 7.3(b); or

(i)           By Company, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), Company has irrevocably given notice to Parent in writing that it is prepared to consummate the Closing and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(i) if Company were entitled to terminate this Agreement under this Section 7.1(i) at the time of such termination; or

(j)           By Parent, (i) between May 1, 2013 and May 14, 2013, if Company has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Company 10-K”) by April 30, 2013, (ii) within ten (10) Business Days after the date that Company files the 2012 Company 10-K, if the report and opinion of Grant Thornton LLP (the “GT Report”) auditing the Company’s consolidated financial statements included in the 2012 Company 10-K does not include the Required Opinion or (iii) within fourteen (14) Business Days after the date that Company becomes obligated to file a Current Report on Form 8-K pursuant to Item 4.02 of Form 8-K (it being agreed that Company shall promptly notify Parent upon becoming aware of any such filing obligation).

Section 7.2.  Notice of Termination; Effect of Termination.  Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party hereto (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties hereto, except (a) for the provisions of the last sentence of Section 5.3, the last sentence of Section 5.4(b), Section 5.7(b), Section 5.7(c), Section 5.13, this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve Company from liability for fraud, willful misconduct or willful and material breach or failure to perform any of its covenants or agreements in this Agreement.

Section 7.3.  Termination Fees.

(a)           If Parent or Company terminates this Agreement pursuant to Section 7.1(d), then Company shall pay to Parent, by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, all of the reasonable documented out-of-pocket expenses (including reasonable fees and expenses of counsel, accountants, investment bankers, other Representatives and Financing Sources) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,750,000 (the “Expense Reimbursement”).

(b)           If:

(i)    Parent terminates this Agreement pursuant to Section 7.1(g)

(ii)           Company terminates this Agreement pursuant to Section 7.1(h); or

(iii)          Parent or Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(f), and, in the case of any such termination, (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal (or an intention to make an Acquisition Proposal) shall have been publicly announced or (1) if such termination is pursuant to Section 7.1(b) or Section 7.1(d), otherwise publicly communicated or (2) if such termination is pursuant to Section 7.1(f), otherwise communicated, in the case of each of clauses (1) and (2), to the Company Board, the Special Committee or senior management or stockholders of Company and (B) prior to the date that is eighteen (18) months after the effective date of such termination, Company enters into a definitive agreement to consummate an Acquisition Proposal (and such Acquisition Proposal is subsequently consummated); provided that references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”, then Company shall pay to Parent a termination fee equal to $7,250,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, (x) in the case of clause (ii), concurrently with the termination of this Agreement, (y) in the case of clause (i), within two (2) Business Days after the date of the termination of this Agreement and (z) in the case of clause (iii), not later than the date on which Company consummates such Acquisition Proposal.

Additionally, in the event that the Company Termination Fee is payable pursuant to this Section 7.3(b), then, to the extent not previously paid pursuant to Section 7.3(a), Company shall, in addition to the Company Termination Fee and concurrently with the payment of the Company Termination Fee, pay to Parent, by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, the Expense Reimbursement.

(c)           If Company terminates this Agreement pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay to Company a termination fee equal to $40,000,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Company within two (2) Business Days of the date of such termination; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under Section 7.1(e) or Section 7.1(i) if Company would be entitled to terminate this Agreement under Section 7.1(e) or Section 7.1(i), respectively, at the time of such intended termination.

(d)           In no event shall (i) Company be required to pay the Company Termination Fee or the Expense Reimbursement, respectively, on more than one occasion or (ii) Parent be required to pay or to cause to be paid the Parent Termination Fee on more than one occasion, in each case, whether or not the Company Termination Fee, the Expense Reimbursement or the Parent Termination Fee, as applicable, may be payable at different times or upon the occurrence of different events.

(e)           In the circumstances in which the Expense Reimbursement and, as applicable, the Company Termination Fee are paid in accordance with Section 7.3(a) and, as applicable, Section 7.3(b) and such payment is accepted by Parent, or the Parent Termination Fee is paid in accordance with Section 7.3(c), Parent’s receipt of the Expense Reimbursement and, as applicable, the Company Termination Fee from Company pursuant to Section 7.3(a) and, as applicable, Section 7.3(b) or Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c), as applicable, shall, subject to Section 7.3(f), be deemed to be liquidated damages and not a penalty; provided, however, that nothing in this Section 7.3(e) shall limit the rights of Parent, Merger Sub or Company under Section 8.12 and, without limiting Section 7.3(g) and Section 7.3(h), in no event shall Company’s liability for fraud, willful misconduct or willful and material breach or failure to perform any of its covenants or agreements in this Agreement be limited.

(f)           The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, (i) if Company fails to promptly pay the amount due pursuant to Section 7.3(a) or Section 7.3(b), and, to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against Company for the amount set forth in Section 7.3(a) or Section 7.3(b) then Company shall pay Parent’s or Merger Sub’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit or (ii) if Parent fails to promptly pay the amount due pursuant to Section 7.3(c) and, to obtain such payment, Company commences a suit that results in a judgment against Parent for the amount set forth in Section 7.3(c), then Parent shall pay Company’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit.  All amounts payable pursuant to this Section 7.3(f) shall accrue interest at the prime lending rate published in The Wall Street Journal and in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, through the date of payment.

(g)           Notwithstanding anything to the contrary in this Agreement, (i) in the event that this Agreement is terminated as described in Section 7.3(c), Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c) and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f) and the guarantee of such obligations pursuant to the Guaranty shall be the sole and exclusive remedy of Company and its Subsidiaries against (w) Parent, Merger Sub or the Guarantor, (x) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or the Guarantor, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any Person named in clause (w) or (x) of this Section 7.3(g) and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, management companies, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (the Persons described in clauses (w), (x), (y) and (z), collectively, the “Parent Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement, (ii) in the event that this Agreement is terminated as described in Section 7.3(b), Parent’s receipt of the Company Termination Fee and the Expense Reimbursement from Company pursuant to Section 7.3(b) (and, if applicable, Section 7.3(a)) and any other amounts owing from Company pursuant to Section 7.3(f) (if the Company Termination Fee, the Expense Reimbursement and such other amounts are accepted by Parent) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against Company, its Subsidiaries and any of their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders or assignees  (collectively, the “Company Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement and (iii) in the event that this Agreement is terminated as described in Section 7.3(a), subject to Parent’s rights pursuant to Section 7.3(b)(iii), Parent’s receipt of the Expense Reimbursement from Company pursuant to Section 7.3(a) and any other amounts owing from Company pursuant to Section 7.3(f) (if the Expense Reimbursement and such other amounts are accepted by Parent) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against any member of the Company Group for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement; provided, however, that nothing in this Section 7.3(g) shall limit the rights of Parent, Merger Sub or Company under Section 8.12 and in no event shall Company’s liability for fraud, willful misconduct, willful and material breach or failure to perform any covenants or agreements in this Agreement be limited.

(h)           For the avoidance of doubt, while Company may pursue both a grant of specific performance in accordance with the terms of Section 8.12 and the payment of the Parent Termination Fee under Section 7.3(c), under no circumstances shall Company be permitted or entitled to receive both a grant of specific performance under Section 8.12 and monetary damages, including all or any portion of the Parent Termination Fee.  Notwithstanding any other provision of this Agreement, Company agrees that the maximum aggregate monetary liability of Parent, Merger Sub and any other member of the Parent Group shall be limited to an amount equal to the sum of the Parent Termination Fee and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f), and in no event shall Company seek to recover any money damages in excess of an amount equal to the sum of the Parent Termination Fee and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f).

ARTICLE 8
MISCELLANEOUS

Section 8.1.  No Other Representations and Warranties.  Parent, Merger Sub and Company acknowledge that the representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities.  Except for the representations and warranties set forth in Article 3, any certificate delivered by Company pursuant to this Agreement, the Voting Agreement or the Guaranty, Parent and Merger Sub acknowledge that no member of the Company Group makes or has made any express or implied representation or warranty to any member of the Parent Group as to the accuracy or completeness of any information regarding the Company Group or any other matter.  Parent and Merger Sub further agree that no member of the Company Group or other Person shall have or be subject to any liability to any member of the Parent Group or other Person resulting from the distribution to any member of the Parent Group, or any member of the Parent Group’s use, of any such information, including any information, document or material made available to the Parent Group in certain “data rooms”, management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby (except to the extent otherwise expressly set forth in this Agreement).  Parent and Merger Sub acknowledge that the burden to conduct an investigation of Company and its Subsidiaries lies solely with Parent and Merger Sub and that Parent and Merger Sub bear the risk that any information, document or material made available to them in the course of their investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in this Agreement.  Without limitation, in connection with Parent and Merger Sub’s investigation of Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of Company or its Affiliates certain estimates, projections and other forecasts and plans.  Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).  No member of the Company Group makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts).  Except for the representations and warranties set forth in Article 4, in any certificate delivered by Parent or Merger Sub pursuant to this Agreement, in the Financing Letter or in the Guaranty, Company acknowledges that no member of the Parent Group makes or has made any express or implied representation or warranty to any member of the Company Group as to the accuracy or completeness of any information regarding the Parent Group or any other matter.  Notwithstanding anything in this Agreement, nothing in this Section 8.1 or Section 8.2 shall limit any Person’s liability for fraud or willful misconduct.

Section 8.2.  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub and the Surviving Corporation that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Article 1, Article 2, Section 5.8, Section 5.9 or this Article 8 shall survive the Effective Time.

Section 8.3.  Notification.  Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, Company shall notify Parent promptly of any change, event, effect or development with respect to Company, its business or any of Company’s representations, warranties, covenants or agreements hereunder that Company is or becomes aware of that causes or would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied.  Other than with respect to the Financing, for which Parent’s notification obligations are set forth in Section 5.6, between the date of this Agreement and the Effective Time, Parent shall notify Company promptly of any change, event, effect or development with respect to Parent or Merger Sub or any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements hereunder that Parent is or becomes aware of that causes or would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied.  In addition, Company and Parent shall each promptly notify the other party of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (if the failure to obtain such consent would be material to the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub) or (ii) any written notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.  Neither the delivery of any notice pursuant to this Section 8.3, nor any information known or available to any party prior to or after the date of this Agreement, shall limit or otherwise affect the remedies available to such party.

Section 8.4.  Expenses.  Whether or not the Merger is consummated and except to the extent otherwise expressly set forth in this Agreement (including Section 5.4(b), Section 5.7(b), Section 5.7(c), Section 7.3(a) and Section 7.3(f)), each party shall bear its own expenses and the expenses of its counsel and other agents and Representatives in connection with the transactions contemplated hereby, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Person or any Affiliate of such Person; provided that Company shall bear all expenses incurred in connection with the printing and mailing of the Proxy Statement.

Section 8.5.  Notices.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

If to Company:

Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Attention:  Special Committee of the Board of Directors
                    Melvin A. Rhinelander, Chairman
Facsimile:  (905) 470-4003

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Erik R. Tavzel
Facsimile: (212) 474-3700

If to Parent or Merger Sub:

c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Joseph A. Coco
                    Peter D. Serating
Facsimile:  (212) 735-2000

or to such other person or address as any party shall have specified by notice in writing to the other parties.  If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

Section 8.6.  Amendment.  This Agreement may be amended by Parent and Company, by action taken or authorized by (a) in the case of Parent, the sole member of Parent and (b) in the case of Company, the Special Committee and, to the extent required by Law, the Company Board, at any time before or after the Company Stockholder Approvals are obtained; provided that, after the Company Stockholder Approvals are obtained, no amendment shall be made that, by Law, requires further approval by the stockholders of any party hereto without such further approval.  This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 8.7.  Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement (except with respect to the Unaffiliated Stockholder Approval required under Section 6.1(a) and otherwise only if permissible under applicable Law); provided that Company may only grant any such extension or waiver by action taken or authorized by the Special Committee and, to the extent required by Law, the Company Board.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.  Without limiting the foregoing, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.8.  Entire Agreement; No Third Party Beneficiaries.

(a)           This Agreement (including any Schedules, Exhibits and Annexes attached hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Financing Letter and the Guaranty constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof and thereof.

(b)           This Agreement, except for (i) the provisions of Section 5.7(c), Section 5.8 and Section 7.3, which may be enforced by any such Persons that expressly benefit from such provisions, including, in the case of Section 7.3(g) and Section 7.3(h), by any member of the Company Group or the Parent Group, as applicable, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.

Section 8.9.  Assignment; Binding Effect.  No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided that prior to the Closing, Parent or Merger Sub may assign (a) all or any of its rights and obligations hereunder to an Affiliate or (b) all or any of its rights, but not its obligations, to any parties providing the Proposed Debt Financing pursuant to the terms hereof for the sole purpose of creating a security interest herein or otherwise assigning as collateral in respect of such Proposed Debt Financing, in the case of each of clauses (a) and (b), if such assignment does not (i) affect the obligations of the Guarantor under the Financing Letter or the Guaranty or (ii) prevent, impair or delay the consummation of the transactions contemplated hereby or otherwise impede the rights of the stockholders of the Company under this Agreement.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the two immediately preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.10.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Nevada with respect to matters, issues and questions relating to the duties of the Special Committee or the Company Board or to the Merger and (b) the laws of the State of Delaware with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any other Delaware state court or any federal court located within the State of Delaware), and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of its present or future domiciles, or by any other reason, for any such dispute or disagreement.  The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each party hereby waives its right to a trial by jury of any claim or cause of action arising out of or relating to Parent’s investigation of Company, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) and the performance by the parties of its or their terms in any action, proceeding or other litigation of any type brought by one party against another, regardless of the basis of the claim or cause of action.

Section 8.11.  Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.12.  Enforcement of Agreement.

(a)           The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, notwithstanding any other provision in this Agreement to the contrary, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.  Notwithstanding anything herein to the contrary, except as expressly permitted by Section 8.12(b), the parties hereto acknowledge and agree that Company shall not be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or (iii) otherwise to obtain any equitable relief or remedy against Parent or Merger Sub.

(b)           Notwithstanding the foregoing, it is acknowledged and agreed that Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement to (i) prevent breaches of this Agreement by Parent and Merger Sub other than as it relates to the right to cause the Financing to be funded and to consummate the Merger and (ii) cause the Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied and remain satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction at the Closing), (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2 and (C) Company has confirmed that (1) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) and (2) if specific performance is granted and the Financing is funded, then the Closing will occur.

(c)           Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)           If any party hereto brings any action to enforce specifically the performance of the terms and provisions when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by such time period established by the court presiding over such action.

Section 8.13.  Counterparts.  This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.14.  Headings.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15.  Interpretation.  Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  When a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section of or Schedule, Exhibit or Annex to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”.  The word “or” shall not be exclusive.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to February 25, 2013.  The definitions in this Agreement are applicable to the singular as well as the plural of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.  The word “knowledge”, when used in the phrases “to the knowledge of Company” or “Company does not have knowledge”, or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.15(a).  The word “knowledge”, when used in the phrases “to the knowledge of Parent” or “Parent does not have knowledge”, or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.15(b).  Notwithstanding anything to the contrary in this Agreement, (a) any item in a particular Section of the Company Disclosure Letter (other than Section 3.9, Section 3.10, Section 3.11 or Section 3.12 thereof) or subsection thereof shall be deemed to be an exception to, response to or a disclosure for purposes of (in each case, as applicable) (i) the representations and warranties of Company that are contained in the corresponding Section or subsection of this Agreement and (ii) any other representations and warranties of Company that are contained in this Agreement (other than the representations and warranties set forth in Section 3.9, Section 3.10, Section 3.11 and Section 3.12) to the extent the relevance of such item as an exception to, response to or a disclosure for purposes of (in each case, as applicable) such representations and warranties is reasonably apparent on its face and (b) any item in Section 3.9, Section 3.10, Section 3.11 or Section 3.12 of the Company Disclosure Letter or any subsection thereof shall be deemed to be an exception to, response to or a disclosure for purposes of (in each case, as applicable) (i) the representations and warranties of Company that are contained in the corresponding Section or subsection of this Agreement and (ii) any other representations and warranties of Company that are contained in this Agreement to the extent the relevance of such item as an exception to, response to or a disclosure for purposes of (in each case, as applicable) such representations and warranties is reasonably apparent on its face.

Section 8.16.  Definitions.  For purposes of this Agreement, the term:

(a)           “Acquisition Proposal” shall mean any proposal or offer by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect Subsidiaries, (i) to purchase or otherwise acquire shares of Company Common Stock (or securities convertible or exchangeable for Company Common Stock) representing more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to any issuance by Company or tender offer or exchange offer by any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such transaction, (ii) to purchase, lease or otherwise acquire (including by joint venture) more than fifteen percent (15%) of the consolidated tangible assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such purchase, lease or acquisition), (iii) to effect any merger, consolidation, recapitalization, business combination or other similar transaction involving Company or any of its Subsidiaries pursuant to which any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) would hold more than fifteen percent (15%) of the combined voting power of the shares of the outstanding Company Common Stock or of any surviving or resulting entity of such transaction or (iv) to effect any combination of the foregoing.

(b)           “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c)           “Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

(d)           “Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York.

(e)           “Certificates” shall mean certificated shares of Company Common Stock.

(f)           “Environmental Laws” shall mean all applicable Laws of any Governmental Entity having jurisdiction over Company or its Subsidiaries, addressing pollution, protection of the environment or the spill, disposal or release of, or the cleanup of or exposure to a spill, disposal or release of, hazardous or toxic substances, and all amendments to such Laws and all regulations implementing any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 through 2629; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§300f through 300j; and any other analogous state or local Laws.

(g)           “Excluded Class A Holder” shall mean (A) holders of shares of Class B Common Stock, (B) holders of shares of Class A Common Stock to which shares of Class A Common Stock were transferred by any holder of shares of Class B Common Stock after the date of this Agreement, (C) Parent or Merger Sub, (D) any officers or directors of Company or (E) any Affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act) of any of the foregoing.  The Special Committee shall make any and all determinations regarding the identity of Excluded Class A Holders, which determinations shall be binding, absent manifest error.

(h)           “Facility” shall mean any facility owned, leased or operated by Company or any of its Subsidiaries.

(i)            “Hazardous Substance” shall mean all pollutants, contaminants or toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including asbestos, polychlorinated biphenyls, hazardous or toxic medical wastes or urea formaldehyde, and any other substances, chemicals, compounds and wastes subject to regulation under any Environmental Law, including those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(j)            “Intellectual Property Rights” shall mean rights in the following: (i) all  trademarks, business identifiers, trade dress, design rights, service marks, trade names, domain names, brand names and other similar designations of source or origin; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all issued and pending patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, all invention disclosures and all proprietary rights associated therewith; (iv) all inventions, mask works, trade secrets and all other confidential or proprietary information, ideas, know how, processes, formulae, models, methodologies, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information) and shop and royalty rights; (v) all rights in other similar intangible assets; and (vi) all applications and registrations for any of the foregoing.

(k)           “Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, any restriction on transfer, hypothecation, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge or preference or any priority or other security agreement or preferential arrangement of any kind (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing).

(l)            “Management Agreement” shall mean any Contract pursuant to which Company or any of its Subsidiaries manages the day-to-day operations of a Facility (or group of Facilities) that the Company and its Subsidiaries do not own or lease and any Contract relating to such management services.

(m)          “Material Adverse Effect” shall mean any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to Parent or Merger Sub) that (i) is materially adverse to the business, assets, results of operations or financial condition of Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to mean or include any such change, effect, event, development, fact, occurrence or circumstance to the extent arising as a result of (A) the announcement or pendency of the transactions contemplated by this Agreement (except this clause (A) shall not apply to the use of Material Adverse Effect in the representations and warranties set forth in Section 3.3 or Section 3.20(b) or the closing condition set forth in Section 6.2(a) to the extent that such condition relates to the representations and warranties set forth in Section 3.3, Section 3.13(b)(iii)(B), Section 3.17(i) or Section 3.20(b)); (B) conditions affecting the industry in which Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Company and its Subsidiaries operate; (C) the taking of any action expressly required by this Agreement (other than Company’s compliance with its obligations under Section 5.1(a)); (D) any change in applicable Laws or the interpretation thereof; (E) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (F) the failure of Company or any Subsidiary of Company to meet or achieve the results set forth in any estimate, projection or other forecast or plan or a decline in the price of shares of Class A Common Stock on the New York Stock Exchange or the credit rating of Company (provided that this clause (F) shall not prevent a determination that any change, effect, event, development, fact, occurrence or circumstance underlying such failure or decline has resulted in a Material Adverse Effect (to the extent such change, effect, event, development, fact, occurrence or circumstance is not otherwise excluded from this definition of Material Adverse Effect)); or (G) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity, an act of terrorism or a natural or man-made disaster; provided that the changes, effects, events, developments, facts, occurrences or circumstances referred to in clauses (B), (D), (E) and (G) shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such changes, effects, events, developments, facts, occurrences or circumstances have a disproportionate effect on Company or its Subsidiaries relative to other participants in the industry in which Company and its Subsidiaries participate or (ii) would prevent, materially impair or materially delay Company from consummating the transactions contemplated hereby.

(n)           “Material Parent Healthcare Permits” shall mean (i) the state licenses to operate the assisted living facilities set forth in Section 8.16(n) of the Company Disclosure Letter and (ii) all permits or licenses for which Parent, its Affiliates (including from and after the Closing, Company and its Subsidiaries) or any of their respective Representatives would reasonably be expected to incur criminal liability as a result of Parent, its Affiliates (including from and after the Closing, Company and its Subsidiaries) or any of their respective Representatives failing to obtain such permits or licenses at or prior to the Closing.

(o)           “Merger Consideration” shall mean the Class A Merger Consideration or the Class B Merger Consideration, as applicable.

(p)           “NRS” shall mean Chapter 92A, Merger, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes.

(q)           “Occupancy Agreements” shall mean all occupancy, residency, tenancy and similar written agreements entered into with individual residents of the Facilities, and all amendments, modifications, supplements, renewals and extensions thereof.

(r)            “Parent Healthcare Permits” shall mean all licenses and permits of Governmental Entities necessary for Parent or one of its Subsidiaries, as of and immediately following the Effective Time, to lawfully own, lease or operate, as applicable, each of the Facilities as currently operated in all material respects.

(s)           “Parent Material Adverse Effect” shall mean any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to Company or its Subsidiaries) that would prevent, materially impair or materially delay Parent or Merger Sub from consummating the transactions contemplated hereby.

(t)            “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(u)           “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, state, municipal or local Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(v)           “Required Opinion” shall mean the unqualified opinion of Grant Thornton LLP that the consolidated financial statements present fairly, in all material respects, the financial position, the results of operations and the cash flows of Company and its Subsidiaries in conformity with GAAP.  For the avoidance of doubt, any opinion (whether favorable, adverse or otherwise) with respect to Company’s internal control over financial reporting or any qualification thereof shall not affect any determination of whether the GT Report includes the Required Opinion.

(w)          “Specified Indebtedness” shall mean the indebtedness for borrowed money incurred by Company and its Subsidiaries pursuant to the Contracts set forth in Section 8.16(v) of the Company Disclosure Letter.

(x)           “Subsidiary” of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, fifty percent (50%) or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(y)           “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, and (i) after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and (ii) if (and only if) such Acquisition Proposal relates to a sale of tangible assets in an amount less than one hundred percent (100%) of the consolidated tangible assets of Company, after considering the value of Company (as determined by the Special Committee in good faith after consultation with a nationally recognized financial advisor) after giving effect to such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of Company, is (A) more favorable to Company’s stockholders than the transactions contemplated hereby (including, to the extent applicable, any adjustments to the terms hereof that Parent offered pursuant to Section 5.5) and (B) reasonably likely to be consummated in accordance with its terms; provided that for purposes of the definition of “Superior Proposal”, the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(z)           “Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity under any Law, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and any amount owed in respect of any Law relating to unclaimed property or escheat, and any liability for any such amounts as a result of (i) being a member of a combined, consolidated, unitary, affiliated or similar group, (ii) being a transferee of or successor to any Person or (iii) a contractual obligation to indemnify any Person, regardless of whether disputed.

(aa)           “Tax Return” shall mean a return, declaration, report, estimate, claim for refund, or information return or statement relating to, filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment, amendment or document.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Agreement and Plan of Merger as of the day and year first written above.

AID HOLDINGS, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

AID MERGER SUB, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

ASSISTED LIVING CONCEPTS, INC.

By:	/s/ Melvin A. Rhinelander
Name: Melvin A. Rhinelander
Title: Vice Chairman